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                                                                    Exhibit 10.1


DATED                               10 MAY                              2002
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(1)      AEA TECHNOLOGY PLC

(2)      ASPEN TECHNOLOGY, INC.





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                             A G R E E M E N T

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                         For the sale and purchase
                        of the Hyprotech Companies





                                 EVERSHEDS

                             Cloth Hall Court
                             Infirmary Street
                               Leeds LS1 2JB
                            Tel: 0113 243 0391
                            Fax: 0113 245 6188


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                                    CONTENTS

CLAUSE                                                                      PAGE

1     OPERATIVE CLAUSES....................................................... 1
2     SALE AND PURCHASE...................................................... 11
3     CONDITIONS............................................................. 12
4     CONSIDERATION.......................................................... 13
5     GUARANTEES............................................................. 14
6     REPRESENTATIONS AND WARRANTIES......................................... 14
7     INDEMNITIES AND LIMITATION ON CLAIMS................................... 17
8     COVENANTS.............................................................. 23
9     COMPLETION............................................................. 28
10    PENSIONS AND EMPLOYMENT................................................ 30
11    INFORMATION AND ACCESS AND BUSINESS INTELLECTUAL PROPERTY RIGHTS....... 31
12    GENERAL................................................................ 31
13    ANNOUNCEMENTS.......................................................... 32
14    COSTS.................................................................. 32
15    NOTICES................................................................ 32
16    GOVERNING LAW AND JURISDICTION......................................... 33

SCHEDULES
1     Details of each Hyprotech Company...................................... 36
2     The Property........................................................... 37
3     Business Intellectual Property Rights.................................. 38
4     Non-Taxation Warranties................................................ 50
5     Completion Arrangements................................................ 73
6     Limitation of Liability................................................ 76
7     The Permitted Activities............................................... 80
8     Conduct of the Business Pending Completion............................. 81
9     Hyprotech Organisation Chart........................................... 83
10    Taxation Warranties for Hyprotech UK Limited and Advanced Systems
        Consultants Limited.................................................. 84
11    Tax Representations and Warranties for Hyprotech Malaysia SDN BHD...... 87
12    Tax Representations and Warranties for Hyprotech Japan Limited......... 89
13    Tax Representations and Warranties for AEA Technology Canada Limited
        and Hyprotech Ltd.................................................... 90
14    Tax Representations and Warranties for Hyprotech Inc., EA Systems
        Inc., EA Systems (California) Inc. and EA Systems (Europe) Inc.,
        save for warranty 2.5 which shall be in respect of all Hyprotech
        Companies............................................................ 94
15    Tax Representations and Warranties for Hyprotech Europe SL............. 96
16    Tax Representations and Warranties for Hyprotech India Private
        Limited.............................................................. 99
17    Tax Deed...............................................................101
18    UKAEA Records Agreement................................................124
19    Draft Accounts.........................................................125

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THIS AGREEMENT is made on            10 May                                 2002

BETWEEN

(1) AEA TECHNOLOGY PLC (registered number 3095862) whose registered office is at 329 Harwell, Didcot, Oxfordshire OX11 0QJ (the "Vendor"); and

(2) ASPEN TECHNOLOGY, INC. whose principal place of business is at Ten Canal Park, Cambridge Massachusetts 02141 (the "Purchaser").

1.   OPERATIVE CLAUSES

     In this Agreement:

1.1 the following expressions have the following meanings unless inconsistent with the context:

     "AEAT CANADA"            AEA Technology Canada Limited, a corporation
                              incorporated under the laws of Alberta, Canada

     "AEAT UK"                Hyprotech UK Limited, a corporation incorporated
                              under the laws of England

     "AEAT US"                AEA Technology Inc, a corporation incorporated
                              under the laws of Delaware

     "ASSOCIATED COMPANY"     any company, not being a Hyprotech Company, which
                              at the relevant time is:

                              (a)  a holding company of the Vendor; or

                              (b) a subsidiary or subsidiary undertaking of the Vendor; or

                              (c) a subsidiary or subsidiary undertaking (other than the Vendor itself) of any such holding company;

                              and the expressions "HOLDING COMPANY",
                              "SUBSIDIARY" and "SUBSIDIARY UNDERTAKING" having the meanings given to them by CA 1985

     "AUDITED ACCOUNTS"       collectively, the audited consolidated financial
                              statements including the balance sheet, income statement and statement of cash flows of the


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                              Hyprotech Group for the financial year ended 31
                              March 2002 under United States generally accepted accounting principles

     "BUSINESS DAY"           any day (other than a Saturday or Sunday) on which
                              banks are open in London except in relation to CLAUSE 8.2 where the reference to "London" above is replaced by "Toronto"

     "THE BUSINESS            all Intellectual Property Rights owned by,
     INTELLECTUAL PROPERTY    licensed to or otherwise utilized by any of the
     RIGHTS"                  Hyprotech Companies in or for the benefit of the
                              Hyprotech Business, subject to any right, title or interest of UKAEA in the UKAEA CS and IP
                              Agreements, particulars of such rights being set out in SCHEDULE 3

     "CA 1985"                the Companies Act 1985 as amended

     "CANADA SHARES"          all of the issued and outstanding shares of AEAT
                              Canada

     "COMPLETION"             consummation of the sale and purchase contemplated
                              herein in accordance with the provisions hereof

     "THE COMPLETION PAYMENT" the sum of (pounds)67,500,000 payable at
                              Completion pursuant to CLAUSE 9 and Completion Date shall be construed accordingly

     "THE CONDITIONS"         shall have the meaning given in CLAUSE 3

     "CONFIDENTIAL            all information of a confidential or proprietary
     INFORMATION"             nature (whether or not specifically labelled or
                              identified as "confidential"), in any form or medium, that relates to the business, products, services, historical or projected financial results, financial condition or research or development of any Hyprotech Company or its employees, customers, suppliers, contractors, agents or other business relations, including without limitation all technical documentation, design documents, error and service reports, source code, and diagnostic


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                              information associated with the Software

     "THE CONSIDERATION"      the aggregate consideration payable for the Shares
                              as stated in CLAUSE 4


     "CONTRACTS"              all agreements, contracts, instruments,
                              guarantees, obligations or undertakings to which any of the Hyprotech Companies is a party or by which or to which any of their properties are bound or subject and which have an aggregate value or cost in excess of US$200,000

     "CONTRACTS REPORT"       the report sent to the Purchaser on 30
                              April 2002 contained in the Data Room

     "DATA ROOM"              the documentation made available to the
                              Purchaser as part of the Purchaser's due diligence exercise, the index of which is attached to the Disclosure Letter and initialled by the parties for the purposes of identification only

     "DISCLOSURE LETTER"      the letter having the same date as this
                              Agreement from the Vendor to the Purchaser qualifying the Warranties

     "DRAFT ACCOUNTS          the unaudited draft revenue and profit
                              statements for the Hyprotech Group for the financial year ended 31 March 2002 and balance sheet as at 31 March 2002 under United States generally accepted accounting principles appended as SCHEDULE 19

     "EA SYSTEMS"             EA Systems Inc., a corporation
                              incorporated under the laws of California

     "EC TREATY"              The Treaty of Rome 1957, as amended

     "THE EMPLOYEES"          the employees employed in each Hyprotech Company
                              as listed at Reference 5.4.1.3 in the Data Room

     "ENCUMBRANCE"            any mortgage, hypothec, charge, pledge, lien,
                              assignment by way of security, option,
                              restriction, claim, right of pre-emption, right of first refusal,


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                              third party right or interest, other encumbrance
                              or security interest of any kind, or other preferential arrangement having similar effect

     "EUROPEAN DIRECTIVE"     any directive issued by or on behalf of the
                              European Commission

     "THE FIELD"              the development, support, marketing and sale of:

                              1.   Software for:

                              (a) conceptual design, dynamic and steady state process simulation and optimization as exemplified by, amongst other things, the HYSYS suite of programs;

                              (b)  the fitting, estimation and storage of
                                   physical properties and reaction kinetics of products of the process industries;

                              (c)  heat exchanger, air coolers and fired
                                   heaters, process and their mechanical design, rating, simulation optimisation, and performance monitoring and real time optimisation;

                              (d) flare and pressure relief systems design, operation and safety studies;

                              (e)  steady-state and dynamic, single and
                                   multi-phase hydraulics, heat exchange,
                                   thermal insulation and fouling for the design and operation of well, pipes, pipelines, plant piping, pipe networks and process equipment;

                              (f) the creation of advanced process control applications, including real time process optimisation, data-reconciliation and performance monitoring applications;

                              (g) the selection, sizing, capital costing of process equipment and related bulks, operational costing and optimisation for


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                                   process plants and associated plant site
                                   installations and operating costs such as utility systems, control rooms, storage tanks and areas;

                              (h)  solid processing and handling,
                                   crystallization and drying;

                              (i) the component based delivery of fundamental science for thermodynamics, hydraulics, heat transfer, reaction chemistry, math's solvers, separation processes, solids handling, bio-processing and separation and open graphical interfaces;

                              (j) process design work management, engineering data bases, automated Process Flow Diagram
                                   (PFD) construction, automated Process &
                                   Instrumentation Diagram (P&ID) construction, automated selection and sizing, automated transfer to CADCENTRE and Intergraph products, all as exemplified by, amongst other things, the Axsys suite of programs;

                              (k)  fundamental discovery of chemicals and
                                   pharmaceutical products including route
                                   selection and design as well as process
                                   design and optimisation down to the
                                   documentation of recipes and usage of the documentation in operating plans. Software for the encapsulation, management and dissemination of best practice, data and knowledge for the batch based process industries including pharmaceutical, fine chemical, fragrances, catalyst manufacture;

                              (l) software encapsulating process engineering expertise specific to ammonia, amines, crude oil assays, sulfur


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                                   plants and urea processes

                              (m) Risk Based Inspection (RBI) planning system need to calculate likelihood of failure and consequences of failure and thereby determining the overall risk for Chemical and Petrochemical facilities

                              2. specialised solvers for the various software, including for example, equation oriented solvers

                              3. steady state and dynamic process performance monitoring, data reconciliation, and real time process optimisation software and application development and delivery for process plants utilising first principle and empirical engineering models

                              4. first principle plant and control system models for training, start-up and shut-down assessments and process improvement systems with associated software and services for process plants

                              5. end user telephone, web based, consulting and training services to support the software identified above

                              6. services to integrate, configure, deploy update and operate the software identified above all the above services and products to be sold to the upstream and/or downstream oil and gas, oil refining, pharmaceutical, chemical, fine chemical, specialty chemical, power, metals, polymers, utilities, pulp and paper, consumer goods and petrochemical markets including without limitation, owner operators, contractors, process licensors, engineering contractors and equipment


                                       6
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                              procurement entities

     "THE GEMINI PROPERTY"    the premises described as plot 10.2, Harwell
                              Business Park, Harwell, Oxfordshire in SCHEDULE 2

     "THE HYPROTECH BUSINESS" the operations of the Hyprotech Companies

     "HYPROTECH COMPANY"      each of the Vendor companies engaged in Field as
                              listed in SCHEDULE 1

     "HYPROTECH GROUP"        together the Hyprotech Companies

     "HYPROTECH INC"          Hyprotech Inc., a corporation incorporated under
                              the laws of Delaware

     "HYPROTECH INTELLECTUAL  all Business Intellectual Property Rights that are
     PROPERTY RIGHTS"         not Licensed Intellectual Property Rights

     "HYPROTECH LIMITED"      Hyprotech Limited, a corporation incorporated
                              under the laws of Alberta

     "INDIA SHARES"           all of the issued and outstanding shares in the
                              capital of Hyprotech India Private Ltd, a corporation incorporated under the laws of India

     "INTELLECTUAL PROPERTY   all of the following throughout the world:
     RIGHTS"

                              (a) software and software tools (including where relevant source code, object code, data and related documentation);

                              (b) technology, inventions, discoveries, designs and all improvements thereto (whether patentable or not) and all patents, patent applications and patent disclosures and utility models, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof;

                              (c) trademarks, service marks, famous names, trade names, logos, Internet domain names and corporate names and


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

                                   applications, registrations and renewals related thereto (or portions thereof) including moral rights;

                              (d)  copyrightable works, copyrights, and
                                   applications, registrations, and renewals related thereto;

                              (e)  Know-how; and

                              (f)  other intellectual property rights of a
                                   proprietary nature including, but not limited to derivative rights, industrial property, data, databases, models, integrated circuit topographies and registered and unregistered mask works

     "INTRA GROUP DEBT"       the aggregate amount including trading and other
                              inter-company balances owing at Completion by the Hyprotech Companies to the Vendor on inter-company loan and trading accounts, net of inter-company receivables

     "JAPAN SHARES"           all of the issued and outstanding shares in the
                              capital of Hyprotech Japan Limited, a corporation incorporated under the laws of Japan

     "KNOW-HOW"               all trade secrets, know-how, improvements,
                              designs, techniques and processes

     "LICENSED INTELLECTUAL   those Business Intellectual Property Rights
     PROPERTY RIGHTS"         licensed to a Hyprotech Company by any Person who
                              is not a Hyprotech Company or the Vendor, including but not limited to those set out in PART
                              2A and 2C of SCHEDULE 3

     "MASTER AGREEMENT"       The master agreement dated 31 March 1999 between
                              KBC and the Vendor as amended to date

     "THE PENSION SCHEME"     the AEA Technology Pension Scheme

     "THE PERMITTED           those activities described in SCHEDULE 7
     ACTIVITIES"


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

     "THE PROPERTY"           the premises described in SCHEDULE 2

     "PURCHASER'S SOLICITORS" Hale and Dorr LLP of 60 State Street, Boston,
                              Massachusetts 02109

     "RELEVANT CLAIM"         any claim for breach of any of the Warranties

     "REQUISITE CONSENTS"     any consent required in order to grant the
                              Underlease

     "SENIOR EMPLOYEE"        any employee of a Hyprotech Company who receives
                              an annual gross salary in excess of (pounds)45,000 or the equivalent in local currency

     "SHARES" the Canada Shares, the India Shares, the Japan Shares, the US Shares and the UK Shares

     "SOFTWARE"               any form of computer program, including
                              applications software, operating systems, databases, software libraries, web pages and other code, whether in source, object or machine code form

     "SOFTWARE REPORT"        the Vendor's report dated 23 April 2002 detailing
                              all problems known to the Vendor relating to the Hyprotech Intellectual Property Rights and
                              Licensed Intellectual Property Rights

     "THE SUPPLEMENTARY       the letter to be given as at the date of
     DISCLOSURE LETTER"       Completion from the Vendor to the Purchaser
                              qualifying the Warranties to be repeated immediately before Completion

     "TAX" OR "TAXATION"      has the same meaning as in the Tax Deed

     "TAX DEED"               the tax deed to be entered into at Completion
                              between the Vendor and the Purchaser in the form attached to SCHEDULE 17

     "TAX WARRANTIES"         has the same meaning as in the Tax Deed

     "TAXES ACT"              the Income and Corporation Taxes Act

     "UKAEA"                  United Kingdom Atomic Energy Authority


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

     "THE UKAEA CS AND IP     the computer software agreement and the
     AGREEMENTS"              intellectual property agreement each dated 31
                              March 1996 and made between UKAEA and the Vendor

     "THE UKAEA RECORDS       the agreement to be entered at Completion between
     AGREEMENT"               UKAEA, the Vendor and the Purchaser in the form
                              attached to SCHEDULE 18

     "UK SHARES"              all the issued and outstanding shares in the
                              capital of AEAT UK

     "UKLA"                   United Kingdom Listing Authority

     "UNDERLEASE"             an underlease in a form to be agreed between the
                              parties hereto

     "US SHARES"              all of the issued and outstanding shares in the
                              capital of Hyprotech Inc and of EA Systems Inc, both of which are corporations incorporated under the laws of Delaware

     "VATA"                   the Value Added Tax Act 1994

     "VENDOR'S SOLICITORS"    Eversheds of Cloth Hall Court, Infirmary Street,
                              Leeds LS1 2JB

     "WARRANTIES"             the representations and warranties set out or
                              referred to in CLAUSE 6, SCHEDULE 4, SCHEDULES
                              10-16 (inclusive).

1.2 references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified or re-enacted and in force from time to time prior to Completion and any subordinate legislation made under the relevant statute or statutory provision in force prior to Completion;

1.3 references to persons will include bodies corporate, unincorporated associations and partnerships;

1.4 references to a document being "in the agreed terms" are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Vendor and the Purchaser;


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

1.5 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.6 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.7  the headings in this Agreement will not affect its interpretation;

1.8 any phrase introduced by the term "include", "including", "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term; and

1.9 reference to any English legal term or statute or statutory provision is deemed to include that term or statute or statutory provision which most nearly approximates it in another jurisdiction in which a Hyprotech Company is incorporated or has a branch or otherwise operates in.

2.   SALE AND PURCHASE

2.1 The Vendor will sell or procure the sale with full title guarantee, and the Purchaser, relying upon the Warranties, representations and undertakings, will buy, the Shares and will underlet the Gemini Property. The Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement and the Gemini Property will be underlet in accordance with the provisions of PART 2 of SCHEDULE 2.

2.2 The Purchaser may by notice in writing prior to Completion request that the Canadian Shares, the Indian Shares, the Japan Shares, the US Shares or the UK Shares (or any of them) be transferred to and acquired by one or more transferee companies on Completion as the Purchaser may reasonably request ("a Transferee Company") in satisfaction of the Vendor's obligation to transfer such Shares to the Purchaser pursuant to this Agreement. The Vendor may require such Transferor Company to agree to be bound to the same terms of this Agreement as the Purchaser in relation to the Shares transferred to such Transferor Company.

2.3 The Purchaser may by notice in writing to the Vendor require the Vendor to undertake or to procure that a Hyprotech company undertakes any transaction or action prior to Completion which the Purchaser may reasonably request. The Vendor shall undertake or procure that the relevant Hyprotech company shall undertake such action or transaction provided that:

     2.3.1 the Vendor shall not procure the relevant Hyprotech company takes any action which it reasonably considers prejudicial to the Vendor or any


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            company within the same group of companies as the Vendor or to which it objects on any other reasonable ground; and

     2.3.2 notwithstanding any other provision of the Agreement or the Tax Deed the Vendor shall not be liable under this Agreement or the Tax Deed whether for breach of Warranty or otherwise in respect of such transaction or action.

3.   CONDITIONS

3.1  This Agreement is conditional on the following:

     3.1.1 the shareholders of the Vendor in general meeting passing a resolution in the agreed terms to approve the terms of this Agreement;

     3.1.2  the Purchaser shall have received the Audited Accounts;

     3.1.3 the total revenue figure in the Audited Accounts shall be not less than 95% (excluding any adjustments made in relation to the revenues associated with the contract with Conoco ref: (HYPUK447/02)) of the equivalent figure in the Draft Accounts.

3.2 The Parties will use their reasonable endeavours to procure that the Conditions are fulfilled on or before 12.00pm on 14 June, 2002. The obligation of the Vendor in relation to CLAUSE 3.1.1 will be satisfied by it sending a circular to its shareholders containing a recommendation to vote in favour of the appropriate resolution.

3.3 If the Conditions have not been satisfied by 12.00pm on 14 June 2002, or there has been a material breach of the Warranties in accordance with CLAUSE 6.6 the Purchaser or the Vendor (as appropriate) may on that date or at the date of such material breach by notice to the Vendor or the Purchaser (as appropriate) terminate this Agreement. The Purchaser shall not be entitled to terminate or rescind this Agreement in any circumstances other than for a material breach in accordance with CLAUSE 6.6 or as a result of the Conditions not having been satisfied by 12.00pm on 14 June 2002 and the provisions of this clause shall not affect the Purchaser's remedies for breach of Warranties in accordance with the remaining terms of this Agreement.

3.4 If the Purchaser or the Vendor terminates this Agreement in accordance with this clause, none of the parties will have any rights against any other party under this Agreement (other than in respect of any accrued rights).

3.5 Between the time of execution of this Agreement and Completion, the Vendor shall comply with the provisions of Schedule 8. Notwithstanding any provisions in Schedule 8 the Purchaser hereby agrees that:


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     3.5.1  AEAT Canada transfer the entire issued share capital of AEA
            Engineering Software Limited ("the AEAS Shares") to the Vendor (or such other company as the Vendor may direct); and

     3.5.2 AEAT Canada uses the proceeds of such sale to return capital to the Vendor providing however that AEAT Canada shall retain out of such proceeds an amount of cash equal to:

            3.5.2.1 the product obtained by multiplying the gain arising on the disposition of the AEAT Shares by the combined Canadian Federal and Provincial statutory tax rate applicable to AEAT Canada as reduced by;

            3.5.2.2 the amount of tax that may be saved by the utilisation of any Covenantor's Reliefs (as defined in the Tax Deed).

     Provided always that the Purchaser is satisfied the transfer referred to in clause 3.5.1 takes place at fair market value (as agreed by the Purchaser and the Vendor, acting reasonably, and the Vendor shall give the Purchaser reasonable access to its books and records for the purpose of agreeing to fair market value. To the extent that the parties are unable to agree fair market value at least 7 days prior to Completion, the parties shall appoint an independent professional to determine the fair market value which determination shall be final and binding on the parties) and that any legal requirements in Canada as to maintenance of capital of AEAT Canada are satisfied.

3.6 Between the time of execution of this Agreement and Completion, the Vendor shall comply with the provisions set forth in SCHEDULE 8.

3.7 The parties shall observe and perform the requirements set out in SCHEDULE 2 (Property Provisions).

3.8  In the event that this Agreement is terminated in accordance with CLAUSE
     3.3 or otherwise, the provisions that the Vendor and the Purchaser have agreed to be bound by as set out in CLAUSE 7 of this Agreement shall continue notwithstanding any such termination.

4.   CONSIDERATION

     The consideration for the sale of the Shares will be (pound)67,500,000 and will be allocated as follows:

4.1  the UK Shares;           (pound)13,000,000

4.2  the Canada Shares;       (pound)47,728,830


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4.3  the US Shares;           (pound)1,721,170

4.4  the India Shares;        (pound)49,999

4.5  the Japan Shares;        (pound)5,000,000

4.6  the Property;            (pound)1

5.   GUARANTEES

5.1 The Vendor will procure that on Completion each Hyprotech Company is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by such Hyprotech Company to any third party in respect of a liability of any person other than a Hyprotech Company.

5.2 Save in respect of KBC, the Purchaser undertakes to the Vendor that as soon as reasonably practicable following Completion the Purchaser will use all reasonable endeavours to obtain the release of the Vendor or any Associated Company from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Vendor or any Associated Company to any third party in respect of a liability of any Hyprotech Company particulars of which are contained in the Disclosure Letter. Pending such release, the Purchaser undertakes, save in respect of KBC, to indemnify the Vendor or any Associated Company against all amounts paid by the Vendor or any Associated Company to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after Completion.

6.   REPRESENTATIONS AND WARRANTIES

6.1 The Vendor represents, undertakes and warrants to the Purchaser in the terms of the Warranties.

6.2 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Vendor (or similar qualification) the Vendor is deemed to have such knowledge, information, belief or awareness as the Vendor would have obtained had the Vendor made enquiries of Wayne Sim, Sandy Moreland, Buster Moult and Salvadore Clave at the date hereof, without implication of any further enquiry or investigation into the subject matter of such Warranty.

6.3  The Purchaser acknowledges that:

     6.3.1 the Agreement, together with any other agreements contemplated hereby, sets forth the entire agreement between the parties with respect to the


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            subject matter covered by them and supersedes and replaces all prior communications, drafts, representations, warranties, stipulations, undertakings and agreements of whatsoever nature, whether oral or written, between the parties relating thereto;

     6.3.2 it does not enter into this Agreement in reliance on any warranty, representation, undertaking, stipulation or agreement other than those contained in this Agreement;

     6.3.3 except with respect to claims based on fraud, after Completion, the contractual rights of the parties under this Agreement shall be the exclusive remedy of the parties with respect to claims for monetary damages resulting from or relating to any misrepresentation, breach of Warranties or failure to perform any covenant or agreement contained in this Agreement; and

     6.3.4 save as expressly provided in this Agreement, it has no right to rescind this Agreement either for breach of contract or for negligent or innocent misrepresentation,

     provided that the provisions of this CLAUSE 6.3 will not exclude any liability which the Vendor would otherwise have to the Purchaser or any right which the Purchaser may have to rescind this Agreement in respect of any statements made fraudulently by the Vendor prior to the execution of this Agreement.

6.4 The Warranties will be deemed to be repeated immediately before Completion by reference to the facts and circumstances existing at Completion and for this purpose only, where in a Warranty there is an express or implied reference to the "date of this Agreement" or an equivalent term, that reference is to be construed as a reference to the "date of Completion" provided however that the Purchaser will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties repeated immediately before Completion if and to the extent that such fact or combination of facts has been clearly and fairly disclosed in the Supplementary Disclosure Letter.

6.5 For the avoidance of doubt, any new facts or matters which occur after the execution of this Agreement and which are disclosed pursuant to the Supplementary Disclosure Letter shall not be deemed to qualify the Warranties given as at the date of this Agreement.

6.6 The Purchaser may by notice in writing to the Vendor at any time prior to Completion elect to terminate this Agreement without liability on the part of the Purchaser if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Purchaser at any time prior to Completion which:

     6.6.1 constitutes a breach or breaches which are material of any Warranty as given at the date of this Agreement; or

     6.6.2 would, disregarding the operation of the Supplementary Disclosure Letter, constitute a breach or breaches which are material of any Warranty if the Warranties were repeated immediately before Completion on the basis referred in CLAUSE 6.4 by reference to the facts and circumstances then existing,

     (for the purposes of this CLAUSE 6.6 breaches shall be deemed to be a material breach if the breaches are such that the Purchaser would be entitled to bring a Claim (as defined in SCHEDULE 6) against the Vendor for in excess of (pound)5,000,000 in aggregate in respect of such breaches) and provided that the Purchaser shall have no right to rescind this Agreement, and shall have no other claim against the Vendor whether for breach of Warranty or otherwise, where the relevant fact, matter or event arises as a result of the Purchaser failing to give consent to any of the matters which intention is to cure or prevent a breach referred to in SCHEDULE 8 or otherwise as a result of the acts or omissions of the Purchaser.

6.7 In the event of a breach of the Warranties or any of them proving to be untrue or misleading in any respect, then the Vendor agrees, subject to the limitations set forth in SCHEDULE 6, to pay on demand in cash to the Purchaser the aggregate of:

     6.7.1 a sum by way of damages as agreed between the Vendor and the Purchaser or (in default of such agreement) as determined by order of a court of competent jurisdiction which is the higher of:

            6.7.1.1 an amount sufficient to put the Hyprotech Business into the position that would have existed if the Warranties had been true or not misleading when given or repeated; and

            6.7.1.2 an amount equal to the diminution thereby caused in the value of the assets of the Hyprotech Companies at Completion; and

     6.7.2 all costs and expenses incurred by the Purchaser or any of the Hyprotech Companies directly or indirectly as a result of such breach.

6.8 All sums payable by the Vendor to the Purchaser for breach of any of the Warranties shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deduction or withholding in respect of Tax or otherwise is required by law to be made from any of the sums payable as mentioned in CLAUSE 6.7, the Vendor shall be obliged to pay to the Purchaser such greater sum as will, after such deduction or withholding as is required to be made has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum (the "first sum") payable by the Vendor to the Purchaser as stated in CLAUSE 6.7 shall be subject to any Tax in the hands of the Purchaser then the Vendor shall pay to the Purchaser (as often as shall be necessary) such additional sum or sums as will after such Tax (and any Tax on such additional sum or sums) leave the Purchaser with an amount equal to the first sum.

6.9 The Warranties are qualified by all facts and matters that are clearly and fairly disclosed in the Disclosure Letter.

6.10 Prior to Completion the Vendor undertakes to disclose immediately to the Purchaser anything which comes to the notice of the Vendor which is a breach of any of the Warranties.

6.11 Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.

6.12 For the avoidance of doubt if there is a prima facie breach of a Warranty the subject matter of which is not clearly and fairly disclosed in the Disclosure Letter or inaccurately disclosed in the Disclosure Letter then the Purchaser shall be entitled to make a claim in accordance with the terms of this Agreement.

7.   INDEMNITIES AND LIMITATION ON CLAIMS

7.1 "KBC Claim" means a claim under which either party seeks to recover from the other under CLAUSE 7.

     7.1.1 Notwithstanding the other provisions of this Agreement, the Purchaser shall fully indemnify the Vendor against any costs (excluding VAT unless irrecoverable by the Vendor), damages or expenses (included without limitation the Vendor's own legal costs and exposure to any other parties' legal costs) ("Costs") in respect of any claim which might be brought by KBC against the Vendor (i) where it is alleged by KBC that the Vendor has failed to comply with or perform any of the Hyprotech Services (as defined in the letter from Hyprotech Limited to the Vendor dated 30 April 2002 a copy of which is contained at Tab 8A in the Data Room) save where the circumstances giving rise to the breach primarily occurred before and were known to the Vendor at the date hereof (ii) where it is alleged by KBC that the Vendor is in breach of the non-competition clauses at clause 17 of the Master Agreement by reason of the activities of Hyprotech and/or the

            Purchaser after the date hereof, (iii) where it is alleged by KBC that the Vendor is in breach of Clauses 11 or 28 of the Master Agreement by reason of the Purchaser's acquisition of Hyprotech or the letter of the 30 April referred to above between the Vendor and Hyprotech, or (iv) in relation to the execution, or the announcement of the execution, of this Agreement.

     7.1.2 The Vendor shall indemnify the Purchaser against any Costs in respect of any claim which might be brought by KBC against Hyprotech or the Purchaser or the Group Members in respect of Hyprotech's or the Vendor's acts pursuant to the Master Agreement up to the date hereof, or which AEA performs or is obligated to perform (itself and not through Hyprotech) following the date hereof.

     7.1.3 Upon either party seeking to rely on the indemnity set out above becoming aware that matters have arisen or are likely to give rise to a KBC Claim, that party (the "Indemnified Party") will

            7.1.3.1  As soon as reasonably practical (but no later than twenty
                     (20) days following its own receipt of notice of the KBC Claim), notify the other (the "Indemnifying Party") in writing of the potential KBC Claim and of matters which may give rise to such KBC Claim, such notice to describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such KBC Claim and the amount of the claimed damages;

            7.1.3.2 Not make and procure that no member of its Group makes any admission of liability, agreement or compromise with any person, body or authority in relation to the potential KBC Claim without the prior consent (not to be unreasonably withheld or delayed) of the other;

            7.1.3.3 Subject to any confidentiality restrictions imposed in law at all times clearly and fairly disclose in writing to the Indemnifying Party all information and documents relating to the potential KBC Claim or the matters that will or are likely to give rise to such KBC Claim and if requested by the Indemnifying Party, give the Indemnifying Party and its professional advisors reasonable access to the personnel of the Indemnified Party and any member of its Group and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Indemnified Party and any member of its group to enable the Indemnifying Party and its professional advisors to interview such personnel, and to examine such KBC Claim, premises, chattels, accounts, documents and records and take copies or photographs of them at its own expense, and will fully co-operate with the Indemnifying Party in relation to providing such assistance; and

            7.1.3.4 take such action including remedying any material breach in accordance with the Master Agreement that the Indemnifying Party may reasonably require (including appointment of solicitors nominated by the Indemnifying Party) to avoid, resist, contest or compromise the potential KBC Claim or the matters which will or are likely to give rise to such KBC Claim save where the Indemnifying Party also has an interest in the same proceedings (see CLAUSE 7.1.6 below);

     7.1.4 In the event of any claim by KBC against the Vendor, Purchaser or Hyprotech, the parties shall co-operate and provide assistance to the other in relation to such claim (including making available documentation and employees where requested by the other party), share information to assist in the defence of such claim and keep each other informed as to material developments in such claims subject to any confidentiality restrictions imposed in law. The Vendor and Purchaser for itself and on behalf of Hyprotech agree that neither shall knowingly take any steps which prejudices the other's rights in relation to such claims.

     7.1.5 Without prejudice to the generality of CLAUSE 7.1.4 above, the Purchaser for itself and on behalf of Hyprotech (as soon as practicable following a request) agree to allow access and/or to make available to the Vendor and its legal advisers all necessary documents (whether on paper, in e-mail or in other forms stored on computer) and employees (including without limitation Wayne Sim, Salve Clave, Larry Schave, Abe Shasha) as may be requested on behalf of the Vendor in connection with the arbitration proceedings commenced by KBC, including making available potential witnesses for meetings and any hearings in the arbitration proceedings.

     7.1.6 In the event that proceedings are brought by KBC against one or more of the Vendor, Hyprotech and the Purchaser which include claims which are subject to an indemnity and claims which are not subject to an indemnity, all parties who have, or many have, a financial interest in the proceedings shall co-operate and agree (having regard to the respective financial interests of the parties) on how the proceedings should be managed (including without limitation the appointment of solicitors and the settlement of such proceedings on claims within those proceedings), who should bear the legal costs (and in what proportions) and who should meet any liability in those proceedings. In the event of any dispute in relation to the conduct of such proceedings which cannot be resolved by negotiation, the provision of CLAUSE 7.1.11 below shall apply.

     7.1.7 The Indemnifying Party shall assume control of the defense of any KBC Claim that it is obliged to defend hereunder with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in such defense at its own expense. Subject to any confidentiality restrictions imposed in law the Indemnified Party shall furnish the Indemnifying Party with such information as it may have with respect to such KBC Claim (including copies of any summons, complaint or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Indemnifying Party in the Defense of such KBC Claim. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such KBC Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. Where a claim is brought by KBC which gives rise to a right to indemnification or in other claims where a party other than the named party to the proceedings is responsible for the payment of part or all of the costs of the proceedings, the party responsible for payment shall pay such costs within 30 days of the receipt of an invoice and all reasonably requested supporting documentation sent on behalf of the named party to the proceedings.

     7.1.8 The Vendor represents to Purchaser that a true and complete copy of the Master Agreement, including all amendments and modifications thereto is at Tab 3.4.1 of the Data Room. The Vendor shall not agree to the amendments, waiver, clause modification or termination of the Master

            Agreement which prejudices the position of the Purchaser or Hyprotech without the written consent of the Purchaser (such consent not to be unreasonably withheld). The Vendor shall keep the Purchaser updated so far as practicable on any material developments, discussions or communications with KBC in relation to the Master Agreement.

     7.1.9 At the request of the Purchaser, Vendor shall take any measures necessary to enforce its rights against KBC with respect to the Master Agreement (including the payment of royalties), which measures may include, without limitation, the initiation of arbitration or legal action against KBC and/or the termination of the Master Agreement in accordance with its terms, in each case only as and when instructed by Purchaser and where the Vendor reasonably considers its interests are not prejudiced by doing so.

     7.1.10 In relation to a dispute pursuant to CLAUSE 7.1.6 the parties shall seek to agree on the appointment of an expert who shall be a Queens Counsel of at least 10 years standing and in the event that the parties cannot agree on the appointment the parties shall ask the President of the Bar Council to make such appointment. In the absence of manifest error the decision of the appointed expert shall be final and binding on both parties.

7.2 The Vendor shall fully indemnify the Purchaser against any Costs (i) in respect of any claim which may be or has been brought by Process Research Corporation against Hyprotech and/or the Purchaser and/or the Group Members (collectively, the "Indemnified Parties") in respect of the Software Licence Development and Distribution Agreement dated 29 March 1994, as it is or may have been amended prior to the date hereof, and the Court Order dated 27 July 2001 and any modifications or subsequent orders thereto made prior to the date hereof; and (ii) in respect of any claims made by Saudi Consolidated Electric Company against Hyprotech in relation to the performance of the contracts dated 14 January 1998 and 21 August 2000 as each may have been amended (each, a `Section 7.2 claim').

7.3 In relation to the indemnities given pursuant to clause 7.2 the aggregate liability of the Vendor in respect of any section 7.2 claims shall be limited to (pounds)1 million in respect of each indemnity contained in paragraph 7.2. Further, the Vendor will be under no liability in respect of such indemnities unless written particulars of any Section 7.2 claim have been (giving full details of the specific matter in respect of which such claim is made) given to the Vendor within three years from Completion.

7.4 The Purchaser shall use and procure the Indemnified Party shall use reasonable efforts to mitigate its loss in respect of any Section 7.2 claim; provided, however, that the Indemnified Party shall not be required to expend any sums in pursuit of such mitigation unless Vendor agrees that such sums are subject to Vendor's indemnification and reimbursement in accordance with this Section 7.2.

7.5 Upon the Purchaser becoming aware of any Section 7.2 claim, the Purchaser shall (i) as soon as reasonably practicable notify the Vendor in writing,
     (ii) not make and shall procure no Indemnified Party shall make any admission of liability, agreement or compromise regarding such Section 7.2 claim without the prior written consent (not to be unreasonably withheld or delayed) of the Vendor, (iii) at all times clearly and fairly disclose in writing to the Vendor all information and documents relating to the Section
     7.2 claim and/or to the matters which or are likely to give rise to such
     Section 7.2 claim and if requested by the Vendor give the Vendor and its professional advisors reasonable access to the personnel of each Indemnified Party and to any relevant premises, chattels, accounts, documents and records within the power, possession and control of each Indemnified Party to enable the Vendor and their professional advisors to interview such personnel and to examine such claim, premises, chattels, accounts, documents and records and to take copies or photographs of them at its own expense and (iv) take such action as the Vendor may reasonably require (including the appointment of solicitors nominated by the Vendor) to avoid, resist, contest or compromise the potential Section 7.2 claim or the matters which are or are likely to give rise to such Section 7.2 claim, all at the Vendor's sole expense.

7.6 The Vendor shall assume control of the defense of any Section 7.2 claim with counsel reasonably satisfactory to the Purchaser. The Vendor shall not agree to any settlement of, or the entry of any judgment arising from, any
     Section 7.2 claim without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Purchaser shall not be required if the Vendor agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Purchaser from further liability and has no other adverse effect on the Vendor. The Purchaser shall not and shall procure no Indemnified Party shall agree to any settlement of, or the entry of any judgment arising from, any Section 7.2 claim without the prior written consent of the Vendor, which shall not be unreasonably withheld, conditioned or delayed. The Vendor shall pay all Costs incurred by the Indemnified Parties within 30 days of the receipt of an invoice and all reasonably requested supporting documentation sent on behalf of the Indemnified Party.

7.7 The Vendor agrees to indemnify and hold harmless the Purchaser in respect of any amount that the Purchaser is required to deduct and withhold from the consideration payable to the Vendor pursuant to this Agreement under any provision of federal, state, local or foreign tax law, to the extent that the Purchaser does not deduct and withhold such amount on Completion.

8.   COVENANTS

8.1 If so elected by the Purchaser in its sole discretion, the Vendor and the Purchaser shall cooperate fully with each other in the making of an election under Section 338 H"10" of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), with respect to the purchase of the Shares (the "Section 338 Election") for one or more the Hyprotech Companies. In particular, and not by way of limitation, in order to effect the Section 338 Election, the parties shall execute Internal Revenue Service Form 8023 and all attachments required to be filed with respect to such election. Vendor and Purchaser agree to report the transaction for United States federal and state income tax purposes, and to file all tax returns, in a manner consistent with the making of such elections. The allocation of the Consideration, and other relevant items, among the assets of the Hyprotech Group shall be determined in accordance with Section 338 of the Code and the regulations promulgated thereunder.

8.2  The Vendor covenants and agrees with the Purchaser as follows:

     8.2.1 If a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of the Income Tax Act (Canada) (the "ITA") is delivered by the Vendor to the Purchaser at or prior to Completion with respect to the Sale of the Canada Shares and such certificate fixes a certificate limit (as defined in subsection 116(2) of the ITA) which is no less than the amount of the consideration paid by the Purchaser for the Canada Shares (the "PROCEEDS OF DISPOSITION") the Purchaser shall pay forthwith to the Vendor the full amount of the Proceeds of Disposition;

     8.2.2 If a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of the ITA is delivered by the Vendor to the Purchaser at or prior to Completion with respect to the sale of the Canada Shares and such certificate fixes a certificate limit (as defined in subsection 116(2) of the ITA) which is less than the Proceeds of Disposition, the Purchaser shall be entitled to withhold from the Proceeds of Disposition payable 25% of the amount, if any, by which the Proceeds of Disposition exceed the certificate limit;

     8.2.3 If a certificate is not so delivered at or prior to Completion, the Purchaser shall be entitled to withhold 25% of the Proceeds of Disposition;

     8.2.4 Where the Purchaser has withheld any amount pursuant to CLAUSE 8.2.2 or 8.2.3 hereinabove and the Vendor has not complied with the conditions of CLAUSE 8.2.5 or 8.2.6 by the Business Day which is before the date on which the Purchaser is required to remit the amount withheld to the Receiver General of Canada (referred to herein as the "REMITTANCE DATE"), the amount withheld shall be paid by the Purchaser to the Receiver General of Canada on account of the Vendor's liability for tax pursuant to subsection 116(5) of the ITA and shall also be credited to the Purchaser as a payment to the Vendor on account of the purchase price for the Canada Shares;

     8.2.5 If the Vendor delivers to the Purchaser after Completion, but prior to the Remittance Date, a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the ITA with a certificate limit (which in the case of a certificate issued under subsection 116(4) means the amount recorded thereon as proceeds of disposition) which is no less than the Proceeds of Disposition, the Purchaser shall pay forthwith to the Vendor upon delivery to the Purchaser of such certificate any amount that the Purchaser has withheld pursuant to PARAGRAPH 8.2.2 or 8.2.3 hereof;

     8.2.6 If the Vendor delivers to the Purchaser after Completion, but prior to the Remittance Date, a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the ITA and such certificate fixes a certificate limit (which in the case of a certificate issued under subsection 116(4) means the amount recorded thereon as proceeds of disposition) which is less than the Proceeds of Disposition, the Purchaser shall pay forthwith to the Vendor upon delivery to the Purchaser of such certificate the portion of the Proceeds of Disposition withheld equal to the amount of the excess, if any, of:

            8.2.6.1 the amount of the Proceeds of Disposition that the Purchaser has withheld pursuant to PARAGRAPH 8.2.2 or 8.2.3 hereof; and

            8.2.6.2 the amount equal to 25% of (A-B), where A is the Proceeds of Disposition and B is the amount of such certificate limit.

8.3 For the purpose of assuring to the Purchaser the full benefit of and in consideration for the Purchaser agreeing to buy the Shares on the terms of this Agreement, the Vendor undertakes to the Purchaser that the Vendor and any Associated Company will not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

     8.3.1 for a period of three years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Hyprotech Company from any supplier who was supplying goods and/or services to that Hyprotech Company if such interference causes or would cause that supplier to cease supplying or materially to reduce its supply of those goods and/or services to that Hyprotech Company;

     8.3.2 for a period of three years immediately following Completion, solicit or entice, or endeavour to solicit or entice, away from any Hyprotech Company any person employed in a managerial, executive, supervisory, technical or sales capacity at Completion; and

     8.3.3 for a period of three years immediately following Completion, be engaged in any business which develops, designs, licenses, sells, promotes, markets, finances or supplies goods and/or services which are competitive with any Hyprotech Company or the Hyprotech Business as conducted at Completion.

8.4 Nothing in CLAUSE 8.3 shall operate to prohibit the Vendor or any Associated Company of the Vendor:

     8.4.1 from carrying on or being engaged, concerned or interested in the Permitted Activities (including for the avoidance of doubt activities carried out by the Vendor and its Associated Companies at the date hereof other than the Hyprotech Business); or

     8.4.2 from passively holding or being beneficially interested in up to 5% of the securities of any company which is engaged in a business which is in competition with any part of the Hyprotech Business (which business shall be called a "RELEVANT BUSINESS" for the purpose of CLAUSE 8.4) and the shares of which are listed or dealt in on any recognised stock exchange as defined in the Financial Services Act 1986 (including the Alternative Investment Market); or

     8.4.3 from acquiring or becoming interested in (whether by means of share purchase, asset purchase, merger or otherwise) a Relevant Business as part of an acquisition of a larger enterprise ("THE LARGER ENTERPRISE") provided that:

            8.4.3.1 the relevant acquisition is not made principally with a view to acquiring the Relevant Business;

            8.4.3.2 if the turnover derived from the Relevant Business is (by reference to the latest available audited accounts relating to it) in excess of (pounds)5.0 million per annum, then such turnover is not more than 10% of the aggregate consolidated turnover of the Larger Enterprise (including its subsidiaries and associated companies insofar as such subsidiary and associated companies are comprised in the acquisition or merger) such that, for the avoidance of doubt, if the turnover derived from the Relevant

                     Business as referred to above is not in excess of (pounds)5.0 million per annum then this CLAUSE 8.4.3.2 shall not be relevant; and

            8.4.3.3 upon the Vendor or Associated Company so acquiring or becoming so interested in a Relevant Business it shall as soon as reasonably practicable thereafter notify the Purchaser and will, if requested, and if contractually possible, enter into discussions in good faith with a view to selling the Relevant Business to the Purchaser if a price can be agreed upon between the Vendor and the Purchaser and if the Vendor is not prevented from doing so by law or regulatory requirements.

8.5 The Vendor and its Associated Companies acknowledge that they have confidential information in respect of the conduct, financing, dealings, transactions and affairs of and plans and proposals for the Hyprotech Business. In this CLAUSE 8 such information is called "CONFIDENTIAL INFORMATION" and includes confidential or secret information relating to the trade secrets, Know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics and customer lists of each Hyprotech Company. The Vendor accordingly agrees to enter into the restrictions contained in CLAUSES 8.3 and 8.6.

8.6 The Vendor undertakes that it will not and will procure any Associated Company will not at any time after Completion disclose to any person except to those authorised by the Purchaser in writing to know, any Confidential Information save:

     8.6.1  as may be required by law or the regulations of the UKLA;

     8.6.2 to the extent that such information is known (or becomes known) to the public otherwise than as a result of a breach of the provisions of this CLAUSE 8.6; or

     8.6.3 to the extent that such information has been received by the Vendor from a third party other than as a result of a breach of a duty of confidence owed by such third party to the Purchaser.

8.7 Following Completion the Purchaser shall not, and shall procure that no Associated Company of the Purchaser shall, in any way use, or carry on business under, the name "AEA Technology" or any colourable imitation thereof or any related logo, mark or name of the Vendor or any Associated Company of the Vendor. Notwithstanding the foregoing, the Purchaser will use reasonable efforts to procure that as soon as reasonably practicable following Completion all references to "AEA Technology" and any such logo, mark or name are removed from all letterheads, purchase orders, invoices and other stationery of each Hyprotech Company. The Purchaser shall indemnify the Vendor and any Associated Company of the Vendor against all actions, proceedings, claims, loss, damages, liabilities and expenses suffered or incurred as a result of any breach by the Purchaser of this CLAUSE 8.7.

8.8 Following Completion the Vendor shall not, and shall procure that no Associated Company of the Vendor shall, in any way use, or carry on business under, the name "Hyprotech" or any colourable imitation thereof or any related logo, or mark and in particular (without limitation) the Vendor will procure that with effect from Completion all references to "Hyprotech" and any such logo, mark or name are removed from all letterheads, purchase orders, invoices and other stationery. The Vendor shall indemnify the Purchaser and any Hyprotech Company against all actions, proceedings, claims, loss, damages, liabilities and expenses suffered or incurred as a result of any breach by the Vendor of this CLAUSE 8.8.

8.9 Aspen will procure that Hyprotech will on or after Completion in accordance with the terms of the relevant bonuses pay to such relevant individuals all outstanding amounts due in respect of the thank you bonus, the variable compensation bonus and the change of control bonus. Details of the change of control bonus are contained at Tabs 5.4.20.2, 5.4.19.1, 5.4.18.2, 5.4.17.2, 5.4.14.1, 5.4.15.2, 5.4.16.2 and 5.4.29, details of the thank you bonus are contained at Tab 5.5.3 and 5.5.4 and details of the variable compensation bonus are contained at Tab 5.5.1 in the Data Room. Aspen shall also procure that Hyprotech will, within 90 days of Completion pay the Vendor in full and final settlement all Intra Group Debt. The Intra Group Debt shall be determined by the Audited Accounts and in any event shall not exceed (pounds)2,491,000 and any excess Intra Group Debt shall be waived by the Vendor without liability to Hyprotech or the Purchaser.

8.10 The Vendor covenants that the differential of:

     8.10.1 cash and cash equivalents; and

     8.10.2 accounts receivable;

     less

     8.10.3 accounts payable;

     8.10.4 capital leases; and

     8.10.5 accrued expenses

     set out in the Audited Accounts will not be materially different from that set out in the Draft Accounts.

     For the purpose of this covenant, material is defined as US$0.25 million. In the event that the differential of these amounts set out in the Audited Accounts is greater than US$0.25 million of the differential set out in the Draft Accounts, to the extent that liabilities classified as accounts payable as accrued expenses in the Draft Accounts are not included elsewhere in the balance sheet within the Audited Accounts, the Purchaser will pay to the Vendor a sum equal to the full difference and not merely the amount in excess of US$0.25 million. In the event that the differential of these amounts set out in the Draft Accounts is greater than US$0.25 million than the differential that is set out in the Audited Accounts, to the extent that assets classified as cash and cash equivalents and accounts receivable in the Draft Accounts are not included elsewhere in the balance sheet within the Audited Accounts, the Vendor will pay to the Purchaser a sum equal to the full difference and not merely the amount in excess of US$0.25 million.

     For the avoidance of doubt, the accounts receivables balance included in the Draft Accounts is inclusive of the receivables from Conoco of approximately US$4,000,000 and the accounts payable and accrued expenses balance in the Draft Accounts are inclusive of the amounts payable relating to Conoco of approximately US$1,200,000.

8.11 Vendor shall use reasonable endeavours to procure the following waivers/consents referenced at Tab 4 (Software Report) of the Data Room:

     8.11.1 from Cranfield University for Cranfield Adaptive Gridding/Implicit Solver;

     8.11.2 from DTI for Two Phase Transient;

     8.11.3 from Lindo Systems for LINGO.

8.12 The parties agree that each of the undertakings set out in this CLAUSE 8 are separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect.

9.   COMPLETION

9.1 Completion of the sale and purchase of the Shares will take place on the date which is the Business Day after the date (not being later than 12.00pm on 31 May 2002) on which the Conditions are satisfied when and in relation to the Gemini Property on the date on which the Underlease for the Gemini Property is completed in accordance with the provisions of PART 2 of
     SCHEDULE 2 when:

     9.1.1  the Vendor will deliver to the Purchaser on Completion:

            9.1.1.1 subject to the provisions of SCHEDULE 2 vacant possession of the Gemini Property together with documentation relating to the Property in accordance with the provisions of
                     SCHEDULE 2;

            9.1.1.2 title documentation in respect of UK Properties (save as provided for in 9.1.1.1) in the possession of the Vendor;

            9.1.1.3 an undertaking from the Seller's solicitors to use their reasonable endeavours to procure the registration of Hyprotech Limited as the registered proprietor of Title Number CB4557 and on completion of the registration to deliver up the said Land Certificate to the Purchaser or as it may direct;

     9.1.2  the Vendor will deliver or procure delivery to the Purchaser:

            9.1.2.1 the Supplementary Disclosure Letter duly executed on behalf of the Vendor, a preliminary copy of which shall have been delivered to the Purchaser at least 48 hours before Completion;

            9.1.2.2 those documents referred to in SCHEDULE 5 in relation to the Shares;

            9.1.2.3  the Tax Deed duly executed by the Vendor;

     9.1.3  the Purchaser will deliver to the Vendor:

            9.1.3.1 the Supplementary Disclosure Letter duly executed on behalf of the Purchaser;

            9.1.3.2  the counterpart Tax Deed duly executed by the Purchaser.

9.2 Upon completion of all matters referred to in CLAUSE 9.1 but subject to CLAUSE 8.2, the Purchaser will pay the Completion Payment in cash by way of a CHAPS transfer from a Clearing Bank to the Vendor's bank account (details of which to be provided prior to Completion) or by such other method as may be agreed between the parties.

9.3 With effect from the Completion (save as otherwise agreed or provided in this Agreement) all arrangements involving the Vendor relating to the provision of management, administration, computer, insurance, personnel, accounting, legal or similar services in relation to any Hyprotech Company (insofar as they have been provided to that date) shall cease without further liability on the part of any party.

9.4 Notwithstanding the provisions of CLAUSE 9.3 the Vendor shall continue to provide or procure provision to the Hyprotech Companies at cost plus VAT, if appropriate for a period of up to 6 months payroll services and other services as the Purchaser shall request to the extent able in the manner that it has provided or procured provision of such services prior to Completion.

9.5 The provisions of PART 2 of SCHEDULE 2 shall apply in respect of the Gemini Property.

10.  PENSIONS AND EMPLOYMENT

10.1 The Vendor hereby agrees to indemnify and hold harmless the Purchaser, AEAT UK and any Hyprotech Company against all and any liabilities, costs or expenses which the Purchaser or any Hyprotech Company may incur or be responsible for in relation to the Pension Scheme under or pursuant to or in connection with section 60 Pensions Act 1995 and/or section 75 Pensions Act 1995, as amended.

10.2 The Vendor shall indemnify and hold harmless the Purchaser and the Hyprotech Companies against any reasonable costs, claims, liabilities or expenses (including reasonable legal expenses), losses, fines, penalties and awards in connection with or as a result of any claim made by any of the past or present employees or consultants of the Hyprotech Companies arising out of the acts or omissions of any of the Hyprotech Companies or the Vendor Parties prior to Completion including, in particular, any claims from employees arising out of or in connection with the transfer of the Business from the Vendor to AEAT UK on 29 December 2001, the transfer of the contract of the German Employee Ralph Cos, the assignment and novation of contracts described in paragraph 7.1 of the Disclosure Letter and the two TUPE transfers referred to at paragraph 15.11 of the Disclosure Letter and the termination of employment of Herbert Schneider from AEAT GmbH. The provisions of paragraphs 2.1, 2.4, 2.5, 2.6, 3, 4, 5, 6 and 10 of SCHEDULE 6 shall apply to a claim pursuant to this CLAUSE 10.2.

10.3 The Vendor hereby undertakes that it will, to the fullest extent permitted by law, account to the Inland Revenue within the prescribed time scales all appropriate income tax (including, without limitation, operating the Pay As You Earn regime) and national insurance contributions (including, without limitation, both primary and secondary Class 1 national insurance contributions) in relation to the grant, holding or exercise of any options or other share based incentives granted to those employees and former employees of any Hyprotech Company employed or formerly employed in the UK prior to Completion.

10.4 The Vendor shall indemnify and hold harmless the Purchaser and any Hyprotech Company against all and any costs, liabilities, taxes or social security contributions

     (including, without limitation, both primary and secondary Class 1 national insurance contributions) which the Purchaser or any Hyprotech Company may incur or be responsible for in relation to the grant, holding or exercise of any option or other share based incentives granted or provided to employees or former employees of any Hyprotech Company employed or formerly employed in the UK prior to Completion.

10.5 The Purchaser agrees to carry out salary reviews within 90 days of Completion for those employees employed by UKAEAT, such reviews to address alignment of salaries of UKAEAT employees with the Purchaser's UK counterpart employees; provided, however, that such alignment or any change to the current salary of UKAEAT employees shall be in the sole discretion of the Purchaser.

11.  INFORMATION AND ACCESS AND BUSINESS INTELLECTUAL PROPERTY RIGHTS

11.1 The Vendor shall allow each Hyprotech Company to permit the Purchaser between the date of this Agreement and the Completion, without interference to such Hyprotech Company's ordinary conduct of its business, to have reasonable access during normal business hours to the premises and to all the books and records of each Hyprotech Company.

11.2 The provisions of this CLAUSE 11 shall be subject and without prejudice to the provisions of the UKAEA Records Agreement and the UKAEA Intellectual Property Agreement, in particular, CLAUSE 10 thereof.

12.  GENERAL

12.1 Neither the Vendor nor the Purchaser will be entitled to assign the benefit or delegate the burden of this Agreement (including all or any benefit, interest or right which arises under or out of this Agreement including any present, future or contingent interest or right to any sums or damages payable by either party under or in connection with this Agreement) without the prior written consent of the other save for any assignment to an Associated Company on the basis that prior to any assignee ceasing to be an Associated Company of the Vendor or the Purchaser (as the case may be) it will assign the benefit and burden of this Agreement back to the Vendor or the Purchaser (as the case may be). For the avoidance of doubt, the acquisition by a third party of the entire issued share capital of the Purchaser shall not be deemed to be an assignment of the Purchaser's rights under this Agreement.

12.2 Except insofar as the same have been fully performed at Completion, each of the agreements, covenants, obligations, warranties, representations, indemnities and undertakings contained in this Agreement will continue in full force and effect notwithstanding Completion.

12.3 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

12.4 The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law and equity.

12.5 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

12.6 The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

13.  ANNOUNCEMENTS

13.1 No announcement or circular concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will be made by the Vendor except with the prior written approval of the Purchaser or by the Purchaser except with the prior written approval of the Vendor.

13.2 This clause does not apply to any announcement, circular or disclosure required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation, provided, if practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party.

14.  COSTS

     Except where expressly stated otherwise, each party to this Agreement will bear such party's own costs and expenses relating to the negotiation, preparation and implementation of this Agreement. No Hyprotech Company will bear any part of such costs and expenses of the Vendor.

15.  NOTICES

15.1 Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient's address set out in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than seven Business Days before the notice was despatched.

15.2 A notice or other communication is deemed given:

     15.2.1 if delivered personally, upon delivery at the address provided for in this clause; or

     15.2.2 if sent by prepaid first class post, on the second Business Day after posting it; or

     15.2.3 if sent by air mail, on the sixth Business Day after posting it; or

     15.2.4 if sent by fax, on completion of its transmission

     provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4.00 pm on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

15.3 Any notice or other communication given to the Vendor's or Purchaser's Solicitors, will be treated as validly given to the Vendor or the Purchaser as the case may be.

15.4 The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

16.  GOVERNING LAW AND JURISDICTION

16.1 This Agreement will be governed by and constructed in accordance with English law.

16.2 FORM OF ARBITRATION CLAUSE

     16.2.1 SCOPE. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (a "DISPUTE"), shall be definitively settled by arbitration in accordance with the provisions of the Rules of Civil Procedure (Alberta) ("CCP") in Calgary except with respect to Disputes for which other resolution mechanisms have been specifically provided for herein.

     16.2.2 NOTICE OF DISPUTE. The party wishing to initiate the arbitration mechanism provided in this Section 16 shall send a notice to the other party setting forth the object of the Dispute and nominating an arbitrator to hear the Dispute. The other party shall have (10) days to notify the initiating party whether the suggested arbitrator is acceptable, failing which, the suggested arbitrator shall be deemed to be acceptable to the parties. If the suggested arbitrator is not acceptable, the parties shall refer the matter forthwith to the Superior Court (Alberta) who shall appoint a single arbitrator. The decision of the

             Superior Court (Alberta) shall be final and binding. The arbitration proceedings shall commence forthwith upon the appointment of the arbitrator.

     16.2.3 QUALIFICATIONS OF ARBITRATOR. The arbitrator shall have at least ten (10) years of experience in corporate law or commercial transactions but shall not be a lawyer representing any of the Vendor or the Purchaser at the time of Completion or at the time of arbitration.

     16.2.4 PLACE OF ARBITRATION. The seat of arbitration shall be Calgary. The arbitrator may, without changing the seat of arbitration, hold hearings or meet elsewhere for reasons of convenience or speed with the agreement of the parties.

     16.2.5 AWARDS ON PRELIMINARY ISSUES. The arbitrator may hold a hearing and render an award in relation to any preliminary issue.

     16.2.6 TIMING OF FINAL AWARD. The arbitrator shall render any final award within thirty (30) days following the completion of evidence and arguments on the substantive issue(s) in dispute between the parties.

     16.2.7 BINDING AND FINAL AWARD. Any award rendered by the arbitrator shall be final and binding on the parties. Any arbitration award made may be enforced against assets of the relevant party wherever they are located or may be found. Judgment on any arbitral award may be entered in any court having jurisdiction over the parties or any of their assets, and the parties hereby consent to the jurisdiction of any court in a proceeding to enforce such award.

     16.2.8 WAIVER OF APPEAL. Any procedural decision or interim or final award rendered by the arbitrator shall be binding on the parties who hereby expressly and irrevocably waive all rights of appeal or recourse to any court, except such rights as cannot be waived by the Law of the place of arbitration and the Law of the place of enforcement.

     16.2.9 COSTS. The apportionment of the costs of any arbitration pursuant to this Agreement shall be left to the discretion of the arbitrator.

     16.2.10 CONFIDENTIALITY. Each party and any arbitrator appointed hereunder shall, subject to securities Laws, rules of applicable stock exchanges and obligations under credit instruments, keep confidential the terms of any Dispute, including testimony and evidence produced during any Dispute. Notwithstanding the foregoing, each party may provide its counsel, consultants and witnesses, on a confidential basis, any information required to allow such persons to assist such party or any mediator or arbitrator to resolve such Dispute. Any arbitrator may only inform his governing body of the existence and resolution of the Dispute.

     16.2.11 EXTRAORDINARY REMEDIES. Nothing in this CLAUSE 16 shall limit the right of a party to seek extraordinary recourses in courts of competent jurisdiction, including specific performance, seizures before judgement and injunctions, unless the recourse sought is in conflict with any Dispute finally resolved in accordance with this CLAUSE 16.

                                   SCHEDULE 1




                            [Intentionally Omitted]

                                   SCHEDULE 2




                            [Intentionally Omitted]

                                   SCHEDULE 3


                            [Intentionally Omitted]

                                   SCHEDULE 4

                             NON-TAXATION WARRANTIES


For purposes of this SCHEDULE 4, the term "Vendor Parties" shall mean the Vendor and each Hyprotech Company, including, where applicable, their respective subsidiaries.

1.       SCHEDULE 1; CAPITAL

1.1 The information contained in SCHEDULE 1 is true, complete and accurate in all respects and the relevant information is set out for each Hyprotech Company.

1.2 The Shares and the other issued shares of each Hyprotech Company are fully paid and are beneficially owned and registered as set out in
         SCHEDULE 1 free from any Encumbrance or any claim to, or contract to grant, any Encumbrance.

1.3 No Hyprotech Company has allotted or issued any share capital other than the shares shown in SCHEDULE 1 as being issued and no Hyprotech Company has granted any options to allot or issue any share capital.

1.4 No contract has been entered into which requires or may require any Hyprotech Company to allot, issue or transfer any share or loan capital and no Hyprotech Company has allotted or issued any securities which are convertible into share or loan capital.

1.5 No Hyprotech Company has any interest in the share capital of any body corporate save as specified in SCHEDULE 1.

1.6 Other than as specified in SCHEDULE 1, no Hyprotech Company has, or ever has had, any subsidiary undertakings (as defined in sections 258 to 260 CA 1985).

VENDOR

2.       CAPACITY

         The Vendor has full power to enter into and perform this Agreement and this Agreement constitutes obligations binding on the Vendor in accordance with its terms.

ACCOUNTS AND RECORDS

3.       THE ACCOUNTS

3.1      The Audited Accounts:

         3.1.1 present fairly, in all material respects, the financial position of the Hyprotech Group as of 31 March 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

4.       RECORDS

         Each Hyprotech Company's accounting records are up to date and contain complete and accurate details of all transactions of that Hyprotech Company and comply with the provisions of sections 221 and 222 CA 1985. Each Hyprotech Company's records and information are exclusively owned by it and under its direct control. The copies of the company records, including minutes, of each of the Hyprotech Companies included in the Data Room are complete and accurate in all material respects, and the originals of such company records are in the control of the Hyprotech Companies.

CHANGES

5.       GENERAL

5.1 Since 31 March 2001, the business of each Hyprotech Company has been carried on in the ordinary and usual course in all material respects; and

5.2 Since 31 March 2002, there has been no adverse change in the financial or trading position of any Hyprotech Company.

6.       SPECIFIC

         Since 31 March 2002:

6.1 no Hyprotech Company has other than in the ordinary course of business acquired, or agreed to acquire, any single asset having a value in excess of (pound)100,000 or assets having an aggregate value in excess of (pound)100,000;

6.2 no Hyprotech Company has disposed of, or agreed to dispose of, any asset having a value reflected in the Draft Accounts in excess of (pound)100,000 or acquired since 31 March 2002;

6.3 no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by any Hyprotech Company;

6.4 no resolution of the shareholders of any Hyprotech Company has been passed;

6.5      no Hyprotech Company has changed its accounting reference date;

6.6 no management or similar charge has become payable or been paid by any Hyprotech Company;

6.7 no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Hyprotech Company; and

6.8      no Hyprotech Company has borrowed any money from any party.

ASSETS

7.       GENERAL

7.1 The assets of each Hyprotech Company comprise all the assets reasonably necessary to effectively operate the relevant Hyprotech Company in the manner conducted immediately prior to Completion.

7.2 The Business Intellectual Property Rights and the Licensed Intellectual Property Rights comprise all the Intellectual Property Rights necessary to effectively operate the relevant Hyprotech Company in the manner conducted prior to Completion.

7.3 All the business of the Vendor included in the Audited Accounts will be transferred to the Purchaser with the transfer of the Shares.

7.4 The Asset Registers at Tabs 15.2-15.5, 15.6.1 and 15.7 in the Data Room in all material respects comprises a true and accurate record of all the plant and equipment as at the date hereof.

8.       UNENCUMBERED TITLE

         Each asset owned by a Hyprotech Company is in the legal and beneficial ownership of the Vendor or the relevant Hyprotech Company and is free from any Encumbrances.

9.       DEBTORS

9.1 No Hyprotech Company has made, or entered into any contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade debts incurred in the ordinary course of business and cash at bank.

9.2 No Hyprotech Company owes any money to the Vendor or any Associated Company, and neither the Vendor nor any Associated Company owes any money to any Hyprotech Company.

9.3 No Hyprotech Company is entitled to the benefit of any debt otherwise than as the original creditor and no Hyprotech Company nor the Vendor has factored, deferred or discounted any debt or agreed to do so.

10.      PLANT, ETC.

         The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of each Hyprotech Company have been maintained to a good standard.

11.      INTELLECTUAL PROPERTY RIGHTS

11.1 All Hyprotech Intellectual Property Rights are legally and beneficially owned by a Hyprotech Company free from any Encumbrance. A detailed breakdown of the ownership of the Hyprotech Intellectual Property Rights is set forth in SCHEDULE 3.

11.2 All Hyprotech Intellectual Property Rights which are registered or the subject of applications for registration and any unregistered trademarks are listed and described in SCHEDULE 3 of this Agreement or in the Disclosure Letter.

11.3 The Hyprotech Intellectual Property Rights are valid, subsisting and enforceable. In respect of registered Hyprotech Intellectual Property Rights, all renewal fees have been duly paid, all steps required for their maintenance and protection have been taken and there are, so far as the Vendor is aware, no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration.

11.4 There are, and have been, no proceedings, actions or claims either (and neither the Vendor nor any Hyprotech Company has received written notice) impugning the title, validity or enforceability of the Hyprotech Intellectual Property Rights or claiming any right or interest in such Hyprotech Intellectual Property Rights.

11.5 So far as the Vendor is aware, there is, and has been, no infringement of the Hyprotech Intellectual Property Rights and none is pending or threatened.

11.6 Save for licences granted in the ordinary course of the Hyprotech Business, no contract or consent in respect of any of the Hyprotech Intellectual Property Rights has been entered into or given by a Hyprotech Company or the Vendor in favour of any third party and neither the Vendor nor any Hyprotech Company, save for licences of Software granted in the ordinary course of the Hyprotech Business, is obliged to enter into or grant any such contract or consent.

11.7 The past and present activities of each Hyprotech Company (including the processes, methods, Software, goods and services used or dealt in by it, and the products or services manufactured or supplied by it) so far as the Vendor is aware:

         11.7.1 do not infringe or misappropriate and have not infringed or misappropriated any Intellectual Property Rights of any third party; and

         11.7.2 have not resulted in a claim to any compensation under sections 40 and 41 of the Patents Act 1977 or any foreign patent statute.

11.8 So far as the Vendor is aware: (1) no Hyprotech Company has disclosed, nor is obliged to disclose, nor has permitted access to any Confidential Information or Know-How to any third party, other than those of its officers or employees or contractors who are bound by obligations of confidence or in the normal course of business and (2) no Hyprotech Company is restricted in its ability to use, or to disclose to any third party, any of its own Confidential Information or Know-How.

11.9 The Vendor is not aware of any circumstances which would render any current application for registration of the Hyprotech Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

11.10 Complete and accurate copies of all material (and for the purposes of this paragraph 11.10 material shall mean (i) having an aggregate value in excess of US$200,000 or (ii) all licences granted to each Hyprotech Company or (iii) all licences which include a licence of source code granted by any Hyprotech Company or (iv) any development commitments or obligations of any Hyprotech Company), licences, sub-licences and other agreements whereby a Hyprotech Company is licensed or otherwise authorised to use the Intellectual Property Rights of a third party (including the Vendor and its other Associated Companies) or whereby a Hyprotech Company licenses or otherwise authorises a third party to use Licensed Intellectual Property Rights or Hyprotech Intellectual Property Rights are included in the Data Room (save that where rights are granted by a Hyprotech Company on standard form contracts, in which case, such standard forms are included in the Data Room). Save where it is clear from the face of any such document that it has expired or otherwise terminated, all of them are in full force and effect, no notice having been given to terminate them, and, so far as the Vendor is aware, the obligations of all parties in respect of them have been fully complied with in all material respects, there are no current disputes in respect of them and so far as the Vendor is aware none of them will be terminated or materially affected as a result of the Completion.

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
11.11 The Hyprotech Business does not license the software subject to the Cadcentre option agreement in any of its current products or current Hyprotech Business activities are in no way affected by Cadcentre exercising its option.

12.      COMPUTER SYSTEMS

12.1     For the purposes of this PARAGRAPH 12:

         "COMPUTER SYSTEMS"         means all computer hardware, Software,
                                    microprocessors and firmware and any other items that connect with any of them which in each case are used in the Hyprotech Business or are in the possession of a Hyprotech
                                    Company.

12.2 Full details of all Software used or held by a Hyprotech Company in which the Intellectual Property Rights are owned by a third party are set out in the Disclosure Letter. Any payments due and owing under the licenses of such Software have been timely made by the Vendor or a Hyprotech Company. The licences of such Software are complied with in all material respects in the operation of the Hyprotech Business and any restrictions in those licences do not materially adversely affect the present conduct of any business of any Hyprotech Company.

12.3 Each Hyprotech Company has a prudent disaster recovery plan in respect of the Computer Systems.

12.4 Each Hyprotech Company has prudent procedures in place which are designed to give reasonable security of the Computer Systems and data stored on them.

12.5 Each Hyprotech Company has a sufficient number of employees who are technically competent and appropriately trained to ensure the proper operation and use of the Computer Systems.

PROPERTY

13.      PROPERTY

13.1 The particulars of the Property shown in SCHEDULE 2 are true, complete and correct.

13.2 The Vendor and each Hyprotech Company has good and marketable title to the Gemini Property and title to the other Property for the relevant estate or interest as shown in SCHEDULE 2.

13.3     The replies given by the Vendor's Solicitors contained at reference
         8.2.10 in the Data Room concerning the UK Property were true and accurate in all material respects on 2 April 2002.

13.4 To the extent any of the Property shown in SCHEDULE 2 is the subject of a lease to which the Vendor or a Hyprotech Company is a party, neither the Vendor nor such Hyprotech Company is in breach or violation of, or default under, any such lease, and no event has occurred, is pending or, to the knowledge of the Vendor, is threatened, which, after the giving of notice thereof, with lapse of time, or otherwise, would constitute a breach or default by the Vendor or such Hyprotech Company.

13.5 The Vendor is not aware of any matters likely to be revealed by searches required to have been undertaken by the Purchaser in respect of matters which would be materially prejudicial to the matters as listed in CLAUSES 9.1 and 9.2 hereof.

ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

14.      ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

14.1 For the purposes of this warranty the following expressions have the following meanings:

         "EHS LAWS"                 all or any applicable laws and regulations
                                    of the United Kingdom and any relevant
                                    foreign country which relate to EHS Matters

         "EHS MATTERS"              all or any matters relating to the pollution
                                    or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants

         "EHS PERMITS"              all or any permits, consents, licences,
                                    approvals, certificates and other
                                    authorisations required by EHS Laws for the operation of the Hyprotech Business

         "ENVIRONMENT"              any air, (including air within natural or
                                    man-made structures above or below ground);
                                    water (including territorial, coastal and inland waters and groundwater and water in drains and sewers); and land (including the seabed or river bed under any water), surface land and sub-surface land.

14.2     So far as the Vendor is aware:

         14.2.1 any EHS Permits have been obtained and are in full force and effect and have been complied with in all material respects;

         14.2.2 there are no circumstances which may result in any EHS permit being varied, modified, revoked or suspended;

         14.2.3 in relation to the carrying on of the Hyprotech Business the Vendor and each Hyprotech Company complies in all material respects with EHS Laws;

         14.2.4 neither the Vendor nor any Hyprotech Company is involved in any action, litigation, arbitration or dispute resolution proceedings or subject to any investigation under EHS Laws and the Vendor is not aware of any facts likely to give rise to such matters.

EMPLOYEES

15.      EMPLOYEES

15.1     The Transfer of Undertakings (Protection of Employment Regulations
         1981), as amended, shall have no application to the sale of Shares contemplated by this Agreement.

15.2 Section 5 of the Data Room correctly sets forth the name, remuneration and notice period or fixed term (as appropriate) of all key consultants and key independent contractors (for the purposes of this paragraph
         15.2 a key consultant or contractor shall be one who is paid in excess of (pound)45,000 per annum) of the Hyprotech Companies and the name, dates of commencement of employment and continuous service, ages, notice periods, remuneration and benefits whether contractual or discretionary and whether provided for orally or in writing or otherwise of each Employee of the Hyprotech Companies and whether any such Employees are absent from active employment (whether on maternity, secondment, sick leave or garden leave). In addition, the Data Room includes details of the name of any person who has accepted an offer of employment or consultancy made by any Hyprotech Company but whose employment or consultancy has not yet started and of any outstanding offer of employment or consultancy made to any person by any Hyprotech Company. So far as the Vendor is aware, no Senior Employee employed in the Hyprotech Companies has any plans to terminate or has already terminated or given notice of termination of employment from any Hyprotech Company and the Vendor has not threatened to terminate or has terminated or given notice of the termination of employment to any such Senior Employee. So far as the Vendor is aware, in connection with the Hyprotech Business, it and all Hyprotech Companies are in compliance with all laws relating to the employment of labour (including, but not limited to any provisions or regulations, codes of conduct, codes of practice, terms and conditions of employment, orders of any court, tribunal or regulatory authority agreements with third parties, awards relevant to their conditions of service or to relations between it and any recognised trade union or other body representing the Employees) and it has complied with its obligations concerning health and safety at work, wages, hours, equal opportunity, vacation entitlements, overtime, termination, notice and severance pay, human rights, workers compensation, collective bargaining and the payment of social security, national insurance and other Taxes), and no Hyprotech Company has or over the past 12 months had any threatened or actual strikes, lock-outs or work stoppages. Section 5.5 of the Data Room sets forth the bonuses paid to all employees employed in any Hyprotech Company during the financial year ended on 31 March 2002.

15.3 The Data Room at section 5 contains copies of all standard form current employment and key consulting agreements.

15.4 There are no amounts owing other than in the normal course of salary/bonus payments to or from any present or former officers, employees or key consultants of any Hyprotech Company.

15.5 Each Hyprotech Company has maintained adequate and up-to-date records regarding the service of each of the Employees.

15.6 No Hyprotech Company has entered into any binding arrangement or proposal regarding any future variation in any contract of employment or working conditions in respect of any of the Employees or any agreement imposing an obligation on the Hyprotech Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind (including any share incentive, share option, profit related pay, change of control, profit sharing bonus or other incentive scheme) to or on behalf of any of the Employees or any officers or key consultants, at any future date of which copies/details are not contained in the Data Room.

15.7 All contracts of employment (written or unwritten) with any UK Employee can be terminated by three (3) months' notice or less without giving rise to a claim for damages, severance pay or compensation (other than statutory termination payments).

15.8 There are no amounts of deferred remuneration outstanding (including but not limited to bonuses or holiday pay) and which are for the account of a Hyprotech Company to any Employee (other than amounts representing remuneration accrued due for the current pay period, or for reimbursement of reasonable business expenses).

15.9 No payment has been made or promised to be made or benefit given or promised to be given by Hyprotech Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any of the Employees.

15.10 No Hyprotech Company has made or agreed to make any payment to, or provided or agreed to provide any benefit for, any Employee or any spouse or dependent of any Employee on termination of their employment.

15.11 The employers of the UK Employees have not within the period of three years preceding the date of this Agreement been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment Regulations) 1981, as amended) or agreement for a relevant transfer nor been a party to or been obliged to be a party to any consultation in relation to any collective redundancies made pursuant to section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992.

15.12 No Hyprotech Company recognises to any extent any trade union or other body representing the UK Employees or any of them for the purpose of collective bargaining or other negotiating purposes.

15.13 All personnel whose services are wholly or mainly utilised in the UK are employed by AEAT UK.

15.14 There is no term of employment for any Employee which provides that a change of control of any Hyprotech Company shall entitle the Employee to treat the change of control as amounting to a breach of the contract or entitling him to any payment entitling him to treat himself as redundant or otherwise dismissed or released from their employment.

15.15 No Hyprotech Company has an obligation to make any payment or redundancy in excess of the statutory redundancy payment.

15.16 So far as the Vendor is aware, no enquiry or investigation affecting AEAT UK has been made or threatened by the Commission for Racial Equality, the Equal Opportunities Commission, Human rights Commission, the Health & Safety Executive, the Disability Rights Commission, the Occupational Pensions Advisory Service, the Pensions Ombudsman or the Occupational Pensions Regulatory Authority in respect of:

         15.16.1  any application for employment by any person;

         15.16.2 the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person;

         and the Vendor is not aware of any circumstance which is likely to give rise to any such claim or investigation.

15.17 The AEA Technology Plc Company Share Option Plan (Part A) and the AEA Technology Plc Savings-Related Share Option Scheme are both approved in full by the Inland Revenue under Schedule 9 to the Income and Corporation Taxes Act 1988 and there is no reason why such approval may be withdrawn.

16.      PENSIONS

16.1     NON UK EMPLOYEE BENEFIT PLANS

         16.1.1 In this PARAGRAPH 17.1 the following terms shall have the following meanings as described in the laws of the United
                  States:

                  "ERISA" the Employee Retirement Income Security Act of 1974 (as amended)

                  "CODE"            the Internal Revenue Code 1986 (as amended)

                  "COBRA"           Section 4980B of the Code.

         16.1.2 Sections 5.8.4 and 6.2 in the Data Room set forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA and each other plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement) currently maintained, sponsored, or contributed to by the Vendor or any Hyprotech Company on behalf of employees or former employees of the Hyprotech Business employed in the United States, or with respect to which the Vendor or any Hyprotech Company has any current or potential liability on behalf of employees or former employees of the Hyprotech Business employed in the United States. Each such item listed in Sections 5.8.4 and 6.2 in the Data Room is referred to herein as a "Plan" and collectively as the "Plans".

         16.1.3 Sections 5.8.3 and 6.1 lists all material bonus, deferred compensation, incentive compensation, stock purchase, stock option, hospitalisation or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement (whether qualified under applicable local law or not), which is either (i) currently sponsored, maintained or contributed to by the Vendor or any Hyprotech Company on behalf of employees or former employees of the Hyprotech Business employed outside the United States and the United Kingdom, or
                  (ii) with respect to which the Vendor or any Hyprotech Company has any current liability or potential liability on behalf of any employees or former employees of the Hyprotech Business employed outside the United States and the United Kingdom. Each such item listed in Sections 5.8.3 and 6.1 in the Data Room is referred to herein as a "Non U.S. Plan", and collectively as "Non U.S. Plans". So far as the Vendor is aware each Non U.S. Plan complies in form and operation with the applicable laws and regulations of the governing jurisdiction.

         16.1.4 Except where a Plan is expressly identified as a defined benefit plan in Section 6.2 in the Data Room, none of the Plans are either a "defined benefit plan" (as defined in Section 3(35) of ERISA) or a "multi employer plan" as defined in Section 3(37) of ERISA; and no Non U.S. Plan provides a defined benefit pension.

         16.1.5 So far as the Vendor is aware there is no obligation under any Plan or Non U.S. Plan to provide medical, health or life insurance benefits to current or future retired or terminated employees of the Hyprotech Business (except for limited continued medical benefit coverage required to be provided under COBRA or under applicable state or local law). The Purchaser hereby agrees that, effective on the Transfer Date, it shall assume all rights duties and responsibilities to provide continuation coverage under its health plans in accordance with COBRA to all employees or former employees of the Hyprotech Business employed in the United States including, without limitation, any such persons who had elected such continuation coverage prior to the Transfer Date and any such person who is terminated on such Transfer Date; and it will provide a level of coverage under its health plan(s) which will make it unnecessary for the Vendor or any Hyprotech Company to offer continuation coverage to any such person under any health plan of the Vendor or any Hyprotech Company, and finally that it shall indemnify the Vendor with respect to any costs incurred by the Vendor or any Hyprotech Company which would not have been incurred if the Purchaser had satisfied the requirements of this Paragraph 17.15. 16.1.6 Except where a Plan or Non U.S. Plan is expressly identified as a "defined contribution plan" in Sections 6.1 and 6.2 in the Data Room, no such Plan or Non U.S. Plan is a "defined contribution plan" (as defined in Section 3(34) of ERISA or applicable local laws of all jurisdictions), whether or not terminated.

         16.1.7 With respect to the Plans and Non U.S. Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending 31 March 2002 shall have been made or properly accrued in the Draft Accounts.

         16.1.8 The Plans, the Non U.S. Plans and all related trusts, insurance contracts and funds have been maintained, funded, and, so far as the Vendor is aware, are administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable local laws of all jurisdictions. So far as the Vendor is aware neither the Vendor nor any Hyprotech Company nor any trustee or administrator of any Plan or Non U.S. Plan has engaged in any transaction with respect to the Plans or Non U.S. Plans which would subject the Vendor or any Hyprotech Company or any trustee or administrator of the Plans or Non U.S. Plans, or any party dealing with any such Plan or Non U.S. Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or any tax or penalty under applicable local law of all jurisdictions. So far as the Vendor is aware there are no actions, suits or claims with respect to the assets of the Plans or Non U.S. Plans (other than routine claims for benefits) pending or, threatened which could result in or subject the Vendor or any Hyprotech Company to any material liability, nor any circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

         16.1.9   Each of the Plans which is intended to be qualified under
                  Section 401(a) of the Code has received a favourable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code and so far as the Vendor is aware there are no circumstances which would adversely affect the qualified status of any such Plan. Each Non U.S. Plan has been properly qualified under the applicable local laws of its jurisdiction.

         16.1.10 The Vendor has provided Purchaser with true and complete copies of all material documents pursuant to which the Plans and Non U.S. Plans are maintained, funded and administered, including (where appropriate) the most recent actuarial, accounting, and annual reports (Form 5500 and attachments), if any, for the Plans, and similar reports, if any, for the Non US Plans.

         16.1.11 None of the Non U.S. Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein.

         16.1.12 None of the Non U.S. Plans is a benefit plan required to be established and maintained pursuant to a Collective Agreement (commonly known as a "union plan") and which is maintained or administered by the Vendor or its relevant Associated Company or a "multi-employer" pension plan or benefit plan as defined under Laws.

         16.1.13 All Employee data necessary to administer each Non U.S. Plans is in the possession of the Vendor or the relevant Associated Company and is complete, correct and in a form which is sufficient for the proper administration of the Non U.S. Plans in accordance with its terms and all Laws.

         16.1.14 None of the Non U.S. Plans (i) require or permit a retroactive increase in premiums or payments, or (ii) require additional premiums or payments, or (iii) termination of such Non U.S. Plan or any insurance contract relating thereto.

16.2     UK EMPLOYEE BENEFIT PLANS

         In respect of employees or former employees of the Hyprotech Business employed or formerly employed in the UK ("UK Employees"):

         16.2.1 With the exception of the Pension Scheme and save as set out in section 5 of the Data Room none of the Vendor Parties is under any liability or obligation (whether legally enforceable or not and whether actual or contingent, present or future) in terms or in respect of any ex gratia arrangement, understanding, undertaking or promise (whether contractual or otherwise) to pay, make provision for or provide any relevant benefits (as defined in section 612(1) of ICTA but as if the exception contained in that section were omitted) in respect of the UK Employees or any of their dependants, relatives, spouses, former spouses or any other person otherwise connected with any UK Employee.

         16.2.2 No proposal has been announced by the Vendor to alter the Pension Scheme which proposal remains outstanding and has not been fully implemented. The benefits referred to in all booklets published and announcements made to employees concerning the Pension Scheme have been incorporated in the terms of the deeds or documents governing the Pension Scheme. There is nothing in any booklet or announcement issued or made available generally which is inconsistent with, or constitutes, envisages or requires an augmentation under the terms of, the deeds governing the Pension Scheme.

         16.2.3   Complete and accurate copies of all of the documents in
                  Section 6.3 are contained in the Data Room, which include:

                  16.2.3.1 all material documents containing the provisions currently governing the Pension Scheme;

                  16.2.3.2 all material announcements that have not been incorporated into the documents mentioned in 16.2.3.1;

                  16.2.3.3 the latest actuarial valuation and updates (if any) of the Pension Scheme;

                  16.2.3.4    the latest audited accounts of the Pension Scheme;
                              and

                  16.2.3.5 lists, at Section 6.3.19 in the Data Room, the UK Employees who are members of the Pension Scheme.

         16.2.4 No agreements, undertakings or assurances have been given to or in respect of all or any of the UK Employees or any other person as to the continuance, introduction, increase or improvement of any retirement, death or disability benefits (whether or not there is any legal obligation to do so).

         16.2.5 No discretion or power has been exercised under the Pension Scheme in respect of any UK Employees (or any beneficiaries claiming under them) to:

                  16.2.5.1    augment benefits;

                  16.2.5.2 provide or offer to provide any benefit which would not otherwise be provided in respect of any potential member or former member; or

                  16.2.5.3 pay any additional contribution on the part of the Vendor Parties which would not otherwise have been paid.

         16.2.6 The Pension Scheme is an exempt approved scheme within the meaning of section 592(1) of ICTA and so far as the Vendor is aware there is no reason why such approval could be withdrawn. There is a contracting-out certificate (within the meaning of section 7 of the Pension Schemes Act 1993) in force in respect of the Pension Scheme naming the relevant Vendor Parties and no reason exists why the certificate should be cancelled, surrendered or varied.

         16.2.7 The Vendor Parties comply (and have at all times complied) in all material respects with all of their obligations to and in respect of the UK Employees in connection with the Pension Scheme.

         16.2.8 No UK Employee has been excluded or prevented from participating (or been granted restricted participation) in the Pension Scheme on the grounds of part-time employment, marital status, sexual orientation, age or otherwise where such exclusion, prevention or restriction constitutes (or could reasonably be expected to constitute) discrimination in breach of the EC Treaty or any European Directive.

         16.2.9 The Pension Scheme has been operated at all times from and including 17 May 1990 in accordance with the provisions of the EC Treaty relating to equal treatment and all Acts of Parliament, European Directives and other relevant legislation including (save in respect of Guaranteed Minimum Pensions) the provision of sex equal benefits accruing after 16th May 1990.

         16.2.10 All amounts due from the Vendor Parties to the trustees of the Pension Scheme in respect of the UK Employees have been paid.

         16.2.11 There have been no material actions, suits, claims (other than routine claims for benefits) or other disputes made, brought or instituted by any Employee against any Vendor Party in relation to the Pension Scheme which remains unresolved and no such actions, suits, claims or disputes are pending or threatened and the Vendor Parties have no reason to believe that any such action, suits, claims, or disputes are likely.

         16.2.12 No Vendor Party has any obligation or liability (actual or contingent, present or future) to contribute to any personal pension scheme (as defined in section 630 of ICTA) or any stakeholder pension arrangement for or in respect of any of the UK Employees.

         16.2.13 All UK Employees are eligible to become members of the Pension Scheme so that no Hyprotech Company is or has been under any obligation to nominate a stakeholder pension arrangement.

         16.2.14 The Pension Scheme has not commenced winding-up in whole or in part at any time prior to Completion.

CONTRACTS

17.      INSURANCE

17.1 All the assets of each Hyprotech Company of an insurable nature are, and have at all material times been, insured adequately against employer's liability, public liability, product liability and (where appropriate) professional indemnity liability.

17.2 All premiums due in relation to insurance in respect of the Hyprotech Business have been paid, and so far as the Vendor is aware nothing has been done or omitted to be done which would make any policy of insurance of the Hyprotech Business void or voidable.

17.3 Particulars of each Hyprotech Company insurances are given in the Disclosure Letter, no claim is outstanding under any such insurances and neither the Vendor nor any Hyprotech Company has any intention of making a claim under any such insurances.

17.4 For a period of one year after Completion, the Vendor shall maintain in effect a directors' and officers' liability insurance policy covering those persons currently covered by directors' and officers' liability insurance policies maintained by the Vendor for benefit of the directors and officers of any Hyprotech Company and a professional indemnity insurance policy covering each Hyprotech Company on reasonable policy conditions and financial terms as are generally available in the UK insurance market and provided that such coverages continue to be available on reasonable, meaning substantially similar, terms as currently; and further provided, that in no event shall the Vendor be required to expend in excess of 150% of the annual premium currently paid by the Vendor for such coverages.

18.      CONTRACTS

18.1 Copies of all customer Contracts which are reviewed in the Contracts Report prepared by Eversheds are in the Data Room.

18.2 So far as the Vendor is aware, the information provided to Eversheds for Eversheds preparation of the Contracts Report prepared by Eversheds was true and accurate in all material respects.

18.3 A complete and accurate copy of each of the following Contracts has been provided to the Purchaser in the Data Room:

         18.3.1 any written Contract for the lease of personal property from or to third parties;

         18.3.2 any customer Contract in which any of the Hyprotech Companies has granted manufacturing rights, "most favoured nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

         18.3.3 any Contract establishing a partnership, a joint venture or a joint development arrangement;

         18.3.4 any contract under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than US$200,000 or under which it has imposed (or may impose) an Encumbrance on any of its assets, tangible or intangible;

         18.3.5 so far as the Vendor is aware any other Contract currently in effect involving any officer, director or stockholder of any of the Hyprotech Companies;

         18.3.6 any Contract that contains any provisions requiring the Hyprotech Companies to indemnify any other party thereto (excluding indemnities contained in Contracts for the purchase, sale or license of products entered into in the ordinary course of business);

         18.3.7 any Contract that was entered into outside the ordinary course of business; and

         18.3.8   any Contract that is expected to result in a material loss.

18.4 So far as the Vendor is aware, no threat or claim of default under any Contract has been made and is outstanding and so far as the Vendor is aware there is nothing whereby any Contract may be terminated or rescinded by any other party as a result of anything done or omitted to be done by the Vendor.

18.5 Save where it is clear from the face of any such document that it has expired or otherwise terminated, so far as the Vendor is aware all the Contracts are in full force and effect and have been duly complied with in all material respects and nothing has occurred which could result in the invalidity of, or a ground for termination, avoidance or repudiation of such a Contract. No party to such a Contract has given notice of its intention to terminate, or so far as the Vendor is aware has sought to repudiate or disclaim, that Contract.

19.      GENERAL

         Save as clearly and fairly disclosed in the Disclosure Letter or where it is clear from the face of any document in the Data Room no Contract:

19.1 was entered into other than in the usual course of the Hyprotech Business and by way of a bargain at arm's length;

19.2 restricts the Vendor's nor any Hyprotech Company's freedom to operate as it decides;

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
19.3 constitutes a sale or purchase option or similar agreement, arrangement or obligation affecting the Hyprotech Business;

19.4 is one which is prohibited by competition law in any relevant jurisdiction.

20.      TERMS OF TRADE AND BUSINESS

20.1     Creditors

         No Hyprotech Company is involved in any material disputes in relation to creditors.

20.2     Suppliers and customers

         20.2.1 During the 12 months ending on the date of this Agreement no substantial customer or supplier of any Hyprotech Company has:

                  20.2.1.1 substantially reduced its trading with or supplies to any Hyprotech Company; or

                  20.2.1.2 substantially changed any material terms on which it is prepared to trade with or supply any Hyprotech Company (other than normal price and quota changes).

         20.2.2 No person (either individually or jointly with another person) has bought from or sold to any Hyprotech Company, either in the financial year ended on 31 March 2002 or since 31 March 2002, more than 10% of the total amount of all purchases or sales made by any Hyprotech Company in that financial year or since 31 March 2002.

20.3     Computer records

None of the records, systems, data or information of the Hyprotech Business is recorded, stored, maintained, operated or otherwise wholly or partially dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process, computerised or not) which are not included among the assets of a Hyprotech Company.

20.4     Data protection

         20.4.1 The Vendor has obtained and maintained in force each registration under the Data Protection Acts 1984 and 1998 and all foreign statutes and regulations relating to data privacy and protection necessary or appropriate including, without limitation, each registration relating to the obtaining, holding, processing, transfer and disclosure of personal data effected by the Vendor.

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
         20.4.2 The Vendor has in respect of personal data relating to the Hyprotech Business at all times complied in all material respects with any Data Protection Principles contained in the Data Protection Acts 1984 and 1998 and all foreign statutes and regulations relating to data privacy and protection to which the Vendor is subject.

COMPLIANCE, DISPUTES

21.      COMPANY LAW MATTERS

21.1 Compliance has been made with all legal requirements in connection with the formation of each Hyprotech Company and all issues and grants of shares, debentures, notes, mortgages or other securities of each Hyprotech Company.

21.2 The copy of the memorandum and articles of association of each Hyprotech Company attached to the Disclosure Letter is true and complete. Each Hyprotech Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

21.3 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by each Hyprotech Company or any of its officers have been correctly and properly prepared and so filed and delivered, and no such returns, particulars, resolutions or other documents have been so filed or delivered during the period of 14 days ending on the date of this Agreement.

21.4 The statutory books (including all registers and minute books) of each Hyprotech Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

22.      GENERAL LEGAL COMPLIANCE

22.1 So far as the Vendor is aware, the Hyprotech Business has been conducted in all material respects in accordance with all applicable laws and regulations of the United Kingdom and any foreign country in which the Hyprotech Business has been operated.

22.2 So far as the Vendor is aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Hyprotech Business other than in the ordinary course of the business.

22.3 So far as the Vendor is aware all necessary licences, consents, permits and authorities (public and private) have been obtained by the Vendor and each Hyprotech Company

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
         to enable the Hyprotech Business to be carried on and in the manner in which the business is now carried on. So far as the Vendor is aware all such licences, permits and authorities are valid and subsisting and have been complied with in all material respects and so far as the Vendor is aware there is no reason why any of them should be suspended, cancelled or revoked.

23.      LITIGATION

23.1 Save for debt collection in the ordinary course of business, neither the Vendor nor any Hyprotech Company is involved (whether as plaintiff or claimant, defendant, respondant or any other party) in any civil, criminal, tribunal or arbitration proceedings which relate to the Hyprotech Business and so far as the Vendor is aware there are no facts likely to give rise to any such proceedings.

23.2 There is no unsatisfied judgment, award or unfulfilled order outstanding against the Vendor or any Hyprotech Company in respect of the Hyprotech Business and neither the Vendor nor any Hyprotech Company is party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

23.3 There is no proceeding, claim or other litigation pending or threatened wherein an unfavourable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially and adversely affect the Hyprotech Business.

24.      INSOLVENCY

24.1 No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of any Hyprotech Company or for the appointment of any provisional liquidator. No Hyprotech Company has called any formal or informal meeting of all or any of its creditors.

24.2 No administrative receiver, receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of any Hyprotech Company.

24.3 No administration order has been made appointing an administrator in respect of any Hyprotech Company and no petition has been presented for an administration order in respect of any Hyprotech Company.

24.4 No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 Insolvency Act 1986 in respect of any Hyprotech Company.

24.5 No distress, execution or other process has been levied on or applied for in respect of any asset of any Hyprotech Company.

24.6 No Hyprotech Company has stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and no Hyprotech Company is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

24.7 No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any former or current officer of any Hyprotech Company.

24.8 There are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph.

24.9 No Hyprotech Company and none of the directors of any Hyprotech Company has consulted a person qualified to act as an insolvency practitioner under Part XIII of the Insolvency Act 1986 with a view to minimising the potential loss to the relevant Hyprotech Company's creditors or otherwise in relation to any financial difficulty of such Hyprotech Company.

24.10 No Hyprotech Company has been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor has any Hyprotech Company given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of two years ending on the date of this Agreement.

25.      NONCONTRAVENTION

         So far as the Vendor is aware, neither the execution and delivery by the Vendor of this Agreement or any of the other agreements contemplated hereby, nor the consummation by the Vendor of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Memorandum and Articles of Association of the Vendor or the charter, articles, by-laws or other organizational document of any Hyprotech Company, (b) require on the part of the Vendor or any Hyprotech Company any notice to or filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Vendor or any Hyprotech Company is a party or by which the Vendor or any Hyprotech Company is bound or to which any of their respective assets is subject, (d) result in the imposition of any Encumbrance upon any assets of the Vendor or any Hyprotech Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Vendor, any Hyprotech Company or any of their respective properties or assets.







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
                                   SCHEDULE 5

                             COMPLETION ARRANGEMENTS


At Completion the following will take place:

1.       ITEMS FOR DELIVERY

1.1      The following items will be produced and delivered by the Vendor:

         SHARE TRANSFERS

         1.1.1 Executed transfers of the Shares (save where such shares are held by a Hyprotech Company whose shares are also being transferred) in favour of the Purchaser (or its nominee(s)) together with the share certificates for the Shares (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to it).

         1.1.2 Any waiver, consent or other document necessary to give the Purchaser (or its nominee(s)) full legal and beneficial ownership of the Shares.

         1.1.3 Transfers of all shares in any Hyprotech Company not held in the name of the Vendor or another Hyprotech Company duly executed in favour of the Purchaser (or its nominee(s)) together with share certificates in respect of all the issued shares of each Hyprotech Company (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to it).

         AUTHORISATIONS

         1.1.4 A copy of a resolution of the board of directors (certified by a duly appointed officer as true and correct) of the Vendor and each Hyprotech Company authorising the execution of and the performance by the relevant company of its obligations under each of the documents to be executed by it.

         1.1.5 If the Purchaser requests, a power of attorney (or proxy) in the agreed terms by each registered holder of the Shares which enables the Purchaser or its nominee to attend and vote at general meetings of each Hyprotech Company.

         RESIGNATIONS AND APPOINTMENTS

         1.1.6 A letter of resignation in the agreed terms from each director of each Hyprotech Company.



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
         1.1.7 A letter of resignation in the agreed terms from each officer of each Hyprotech Company.

         1.1.8 A copy of a letter to each Hyprotech Company from its auditors resigning from office with effect from Completion (other than in respect of Hyprotech Malaysia Sdn Bhd whose auditors shall resign at a general meeting after Completion except where the Purchaser has requested the auditors remain in place) and containing the statement required by section 394 CA 1985, the original of the letter having been deposited at the registered office of the relevant company.

         COMPANY DOCUMENTATION

         1.1.9 The certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (which will be written up to but not including Completion) or the equivalent for jurisdictions other than the United Kingdom of each Hyprotech Company.

         1.1.10 All deeds and documents relating to the title or leasehold estate of any Hyprotech Company to the Property.

         1.1.11   All cheque books in current use of each Hyprotech Company.

         1.1.12 All papers, books, records, keys, credit cards and other property (if any) of each Hyprotech Company which are in the possession or under the control of the Vendor or any other person who resigns as an officer of any Hyprotech Company in accordance with this Schedule.

         FINANCIAL

         1.1.13 A copy of the bank mandate of each Hyprotech Company and copies of bank statements in respect of each account of each Hyprotech Company as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Vendor to show the position at Completion (listing unpresented cheques drawn or received by the relevant Hyprotech Company and standing orders payable since the date of such bank statements).

         1.1.14   Deeds of release for charges and guarantees.

         1.1.15   Letters of non-crystalisation.

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
         MISCELLANEOUS

1.1.16 All licences, certificates or other documents previously specified by the Purchaser.

1.1.17 A deed in the agreed terms from the Vendor acknowledging that neither the Vendor nor any Associated Company has any claim against any Hyprotech Company and that there is no agreement or arrangement under which any Hyprotech Company has any actual, contingent or prospective obligation to any such person.

2.       CONVENING OF MEETINGS

2.1 The Vendor will procure that duly convened board meetings of each relevant Hyprotech Company are held at which:

         2.1.1 the transfers referred to in paragraphs 1.1.1 and 1.1.3 (subject to stamping if not previously effected) are approved for registration in the books of the relevant Hyprotech Companies;

         2.1.2 the accounting reference date of each Hyprotech Company is changed to 30 June;

         2.1.3 subject to compliance with relevant foreign statutory requirements relating to those resignations, the resignations of directors, secretaries and auditors referred to in each of paragraphs 1.1.7, 1.1.8 and 1.1.9 are accepted with effect from the end of the relevant board meeting;

         2.1.4 subject to compliance with relevant foreign statutory requirements relating to those appointments, such persons as are nominated by the Purchaser as directors, secretary and auditors of each Hyprotech Company are appointed with effect from the end of the relevant board meeting;

         2.1.5 all existing instructions to the bankers of each Hyprotech Company are revoked and new instructions given to such bankers as the Purchaser may nominate, in such form as the Purchaser directs.


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
                                   SCHEDULE 6

                             LIMITATION OF LIABILITY


1. In this SCHEDULE 6 "CLAIM" means any claim which is or would (but for the provisions of this SCHEDULE 6) be capable of being made against the Vendor in respect of any liability for breach of the Warranties.

         For the purpose of paragraph 2.1 below "Claim" shall include any claim made pursuant to the Tax Deed.

2.       Notwithstanding the provisions of this Agreement:

2.1 the aggregate liability of the Vendor in respect of all Claims (other than a Claim arising under SECTION 2 of the Agreement or under SECTION 1 of SCHEDULE 4 to this Agreement) will be limited to the Consideration;

2.2 the Vendor will be under no liability in respect of any Claim unless the amount of its liability in respect of such Claim is in excess of(pound)50,000;

2.3 the Vendor will be under no liability in respect of any Claim (other than a Claim arising under SECTION 2 of the Agreement or under SCHEDULE 13 to this Agreement) unless the amount of its liability in respect of such Claim is (when aggregated with its liability in respect of any other such Claim or Claims made by the Purchaser but, for the avoidance of doubt, excluding any Claims for which the Vendor shall have no liability pursuant to PARAGRAPH 2.2) in excess of (pound)5,000,000, in which event the Vendor will (subject to the other provisions of this SCHEDULE 6) be liable for the whole amount of such liability and not merely for the excess;

2.4 the Vendor will be under no liability in respect of any Claim concerning a breach of the Warranties (other than the Tax Warranties) unless written particulars of such Claim (giving full details of the specific matter in respect of which such Claim is made) have been given to the Vendor within 18 months from Completion and unless legal proceedings in respect of such Claim are commenced and served upon the Vendor within three months after such written particulars have been given to the Vendor;

2.5 the Vendor will have no liability in respect of any Claim (other than a Claim for breach of the Tax Warranties in which case clause 4.1 of the Tax Deed shall apply):

         2.5.1 to the extent that it arises or is increased as a result of the passing of any legislation (or making of any subordinate legislation) with retrospective effect or an increase in rates of Taxation after 31 March 2002, or any



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
                  provision or reserve in the Audited Accounts being insufficient by reason of any increase in rates of Taxation after 31 March 2002;

         2.5.2 if it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser, any Hyprotech Company or any of its respective agents or successors in title but not including anything voluntarily done or omitted to be done, which is carried out or effected pursuant to a legally binding commitment created on or before Completion; or

         2.5.3 to the extent that such Claim arises, or has otherwise arisen and is increased, as a result of any reorganisation or change made in the ownership of a Hyprotech Company after Completion or any change in any accounting or taxation policies or practice or accounting reference date of the Purchaser or any other company in the same group of companies as a Hyprotech Company or the Purchaser made after Completion which is carried out or effected or which occurs in the ordinary course of business; or

         2.5.4 to the extent that it relates to any loss for which the Purchaser or any Hyprotech Company is indemnified by insurance, or for which it would have been so indemnified if at the relevant time there had been maintained valid and adequate insurance cover of a type in force in relation to the Vendor or any Hyprotech Company at the date of this Agreement;

         2.5.5 to the extent that it relates to any matter provided for, or included as a liability or otherwise fully and fairly disclosed, in the Audited Accounts and the Draft Accounts; or

         2.5.6 where the Purchaser or a Hyprotech Company is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Claim, it shall assign the rights in relation to the Claim to the Vendor (other than a claim for breach of the Tax Warranties in which case CLAUSE 10.6 of the Tax Deed shall apply);

2.6 payment of any Claim will to the extent of such payment satisfy and preclude any other Claim which is capable of being made in respect of the same subject matter;

2.7 the Vendor will have no liability in respect of any Claim to the extent it is clearly and fairly disclosed in the Data Room.

3. Upon the Purchaser becoming aware that matters have arisen which will or are likely to give rise to a Claim (other than a claim for breach of the Tax Warranties in which case CLAUSE 6 of the Tax Deed shall apply) the Purchaser will:


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
3.1 as soon as reasonably practicable notify the Vendor in writing of the potential Claim and of the matters which may give rise to such Claim;

3.2 not make and procure no Hyprotech Company makes any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Claim without the prior written consent (not to be unreasonably withheld or delayed) of the Vendor;

3.3 at all times clearly and fairly disclose in writing to the Vendor all information and documents relating to the potential Claim or the matters which will or are likely to give rise to such Claim and, if requested by the Vendor, give the Vendor and its professional advisers reasonable access to the personnel of the Purchaser and any relevant Hyprotech Company and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Purchaser and any relevant Hyprotech Company to enable the Vendor and its professional advisers to interview such personnel, and to examine such Claim, premises, chattels, accounts, documents and records and to take copies or photographs of them at its own expense; and

3.4 upon the Vendor first indemnifying the Purchaser to the reasonable satisfaction of the Purchaser against all losses, costs, liabilities, damages and expenses (including interest on overdue Taxation which may be incurred thereby) take such action as the Vendor may reasonably require (including the appointment of solicitors nominated by the Vendor) to avoid, resist, contest or compromise the potential Claim or the matters which will or are likely to give rise to such Claim.

4. Nothing in this Agreement will in any way diminish the Purchaser's common law duty to mitigate its loss.

5. The Purchaser is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

6. If any potential claim arises by reason of a liability of the Vendor which is contingent only, then the Vendor will not be under any obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual.

7. The Purchaser confirms to the Vendor that at the date of this Agreement it is not actually aware of a fact or circumstance which has not been disclosed by the Vendor to the Purchaser which gives rise to a Claim.

8. The Vendor shall be under no liability in respect of any claim under any of the Warranties relating to EHS Matters, the Environment, EHS Permits or EHS Laws


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
         unless it is brought under PARAGRAPH 14 of SCHEDULE 4, and each of the other Warranties shall be deemed not to be given in relation to EHS Matters, the Environment, EHS Permits or EHS Laws.

9. Notwithstanding the other provisions of SCHEDULE 4, the parties agree that the only warranties that shall apply to business intellectual property rights are those set out in PARAGRAPH 11; no other warranty shall apply in respect of any Business Intellectual Property Rights or issue related to the Business Intellectual Property Rights.

10. The provisions of this Schedule apply notwithstanding any other provision of this Agreement or its Schedules to the contrary and will not cease to have effect in consequence of any rescission or termination by the Purchaser of any other provisions of this Agreement.


















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
                                   SCHEDULE 7

                            THE PERMITTED ACTIVITIES


The research, development, support, marketing, sale and licensing of the following activities together with associated products, services, software and consulting:

a)         CFD software.

b)         Enterprise Accessible Software Applications (EASA).

c) Software and hardware primarily intended for predictive condition monitoring and preventative maintenance applications with or without the ability to be utilised for process control improvement purposes.

d)         Integrated Durability and Reliability Management software.

e) Risk-based assessment, plant integrity, plant maintenance and plant degradation software and services and associated process engineering consultancy.

f)         Integrated work management software.

g) Management of government programmes for technology transfer in the biotechnology and bioprocessing fields.

h) Software applications for environmental data management and environmental performance improvement.

i) Development of original process methods, process designs and hardware including fluidic, vortex, plasma, catalysis, electrochemical, power ultrasound, laser ultrasonics, magnetic inspection, process intensification and bio-processing and electronic materials processing technologies.

j)         Products, services and software for the transport industry.

k)         Heat radiation studies of flare flames.

l)         Risk Based Inspection.



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
                                   SCHEDULE 8

                   CONDUCT OF THE BUSINESS PENDING COMPLETION


The Vendor will procure that between the time of execution of this Agreement and Completion the business of each Hyprotech Company will be carried on in all material respects in the ordinary and usual course and that nothing which is not of a routine nature will be done, and nothing which is of a routine nature will be omitted to be done, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed). The following acts, or any agreement to do any of the following acts, will without limitation, be deemed not to be of a routine nature:

1. incurring any expenditure exceeding(pound)100,000 on capital account or entering into any commitment to do so;

2.       transferring any cash to the Vendor or any member of its Group;

3.       disposing of any part of the Hyprotech Business;

4. entering into any unusual or abnormal contract or commitment which is material to the Hyprotech Business or taking any material alteration to the terms of its material agreements with any of its existing customers or suppliers;

5. granting or creating or agreeing to grant or create any security, mortgage, charge, lien or encumbrance over the Hyprotech Business;

6. taking on new Senior Employees or terminating the employment of any Senior Employees or making any material change in the terms or conditions of employment or pension benefits of any Senior Employees;

7. permitting any material insurance of the Hyprotech Business to lapse or doing anything which would make any policy of insurance void or voidable;

8. making any material change in the business structure or organisation of the Hyprotech Business;

9. not borrow any money, except under its existing overdraft facilities from its bankers where the borrowing does not exceed the amount available to be drawn under those facilities, or amend or agree to amend the terms of its borrowings under its existing overdraft facilities;

10. not enter into any guarantee or indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligations;


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
11. not enter into any long term, unusual or onerous contract or commitment; and

12. not declare, make or pay any dividend or other distribution; not create, allot, issue, grant or agree to grant any option over, acquire, repay or redeem any class of share or loan capital and not vary or agree to vary the rights of, any class of share or loan capital.

                                   SCHEDULE 9







                            [Intentionally Omitted]

                                   SCHEDULE 10

 TAXATION WARRANTIES FOR HYPROTECH UK LIMITED AND ADVANCED SYSTEMS CONSULTANTS
                                    LIMITED


1.       INTERPRETATION

1.1. For the purposes of this Schedule 10 all definitions shall have the same meaning as set out in the Tax Deed unless otherwise specified.

1.2. All references to "the Company" in this Schedule 10 mean Hyprotech UK Limited and Advanced Systems Consultants Limited, and either of them.

2.       TAX WARRANTIES

2.1. Tax returns. All necessary information, notices, accounts, statements, reports, computations and returns which ought to have been made or given have been properly and duly submitted by the Company to the Inland Revenue, HM Customs & Excise and any other relevant taxation or excise authorities whether of the United Kingdom or elsewhere and all information, notices, computations and returns submitted to the Inland Revenue, HM Customs & Excise and such other authorities are true and accurate and are not the subject of any material dispute nor so far as the Vendor is aware are likely to become the subject of any material dispute with such authorities.

2.2. Taxation liabilities. All Taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which the Company is liable or for which the Company is liable to account has been duly paid (insofar as such Taxation ought to have been paid) and without prejudice to the generality of the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made. Where such liability has not arisen at the date of this Agreement (or such liability is not due to be paid at the date of this Agreement), and such liability relates to a period ending on or before the Accounting Date, it has been provided in the Accounts in accordance with generally accepted accounting principles, and appropriate provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting practice.

2.3. Penalties and interest. The Company has not paid or become liable to pay, nor are there any circumstances so far as the Vendor is aware by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Taxes Management Act 1970, VATA 1994 or otherwise.

2.4. Investigations. The Company has not within the past twelve months suffered any investigation audit or visit by the Inland Revenue, HM Customs & Excise, Department of Social Security, or any other Taxation or excise authority, and neither the Vendor nor the Company is aware of any such investigation audit or visit planned for the next twelve months.

2.5. The Company has not with the last 6 years repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital.

2.6. The Company has not within the last 6 years capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI of the Taxes Act) or passed or agreed to pass any resolution to do so.

2.7. No securities (within the meaning of Part VI of the Taxes Act) issued by the Company in the last 6 years and remaining in issue at the date of this agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under s.209(2)(d), (da) or (e) Taxes Act, nor has the Company agreed to issue securities (within that meaning) in such circumstances.

2.8. Loan relationships. All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

2.9. Transactions not at arm's length. So far as the Vendor is aware, the Company has not disposed of or acquired any asset in the last 6 years in circumstances such that the provisions of s.17 TCGA could apply to such disposal or acquisition nor given or agreed to give any consideration to which s.128(2)(b) TCGA could apply.

2.10. Close companies. The Company is not and has not within the last 6 years been a close company.

2.11. Group relief. The Disclosure Letter gives details of every written agreement that the Company has entered into for the claim or surrender of group relief under the provisions of s.402 to s.413 (inclusive) Taxes Act or of Advance Corporation Tax under the provisions of s.240 Taxes Act.

2.12. Except as provided in the Accounts the Company is not or so far as the Vendor is aware under any obligation to make or has any entitlement to receive in respect of any period ending on or before the Accounting Date any payment for group relief as defined in s.402(6) Taxes Act or any payment for the surrender of the benefit of an amount of Advance Corporation Tax or repayment of such a payment.

2.13. Acquisitions from group members. No asset of the Company shall be deemed under s.179 TCGA to have been disposed of and reacquired by virtue of or in consequence of the entering into or performance of this agreement or any other event since the Accounting Date.

2.14. Intra-group transactions. No Taxation has been or may be assessed on the Company in the last 6 years pursuant to s.190 TCGA in respect of any chargeable gain accrued prior to the date of this agreement and the Company has not in the last 6 years transferred any asset other than trading stock (including without limitation any transfer by way of share exchange within s.135 TCGA to any company which at the time of disposal was a member of the same group (as defined in s.170 TCGA).

2.15. The Company has not been a member of a group of companies for any Taxation purposes whatsoever other than the group of companies existing immediately prior to Completion.

2.16. Residence. The Company is and has in the last 6 years been resident for Taxation purposes in the UK, and is not and has not been treated as resident in any other jurisdiction for any Taxation purpose.

2.17. Controlled foreign companies and offshore funds. The Company has not or has not had in the last 6 years any interest in a controlled foreign company as defined in Chapter IV Part XVII Taxes Act 1988 nor any material interest in an offshore fund as defined in s.759 Taxes Act 1988.

2.18. Foreign Tax and Double Tax Treaties. Where the Company has been subject to any Taxation on its income, receipts, profits, gains or Events in any state, country or jurisdiction other than the United Kingdom, it is entitled to claim the benefit of any double taxation agreement or convention entered into between the United Kingdom and any other relevant country, state or jurisdiction such that no material amount of overseas Taxation has not been recovered, or is not recoverable, pursuant to such double taxation agreement or convention.

2.19. Foreign exchange and financial instruments. The Company has no qualifying assets, qualifying liabilities or currency contracts to which the provisions of Chapter II, Part II Finance Act 1993 apply; nor any interest rate or currency contracts or options to which the provisions of Chapter II, Part IV Finance Act 1994 apply.

2.20. Stamp duty. All documents in the enforcement of which the Company may be interested and which are liable to stamp duty (or any corresponding Taxation in any foreign jurisdiction) have been duly stamped.

2.21. Stamp duty reserve tax. The Company has not since the Accounting Date incurred any liability to Stamp duty reserve tax.

2.22. Value Added Tax Exemption. The Company is not and was not partially exempt in its current or preceding value added tax year.

2.23. Since the Accounting Date, the Company has not been involved in any transaction (i) which has given or may give rise to a liability to Taxation on it other than Taxation in respect of normal trading income or receipts of the Company arising from transactions entered into by it in the ordinary course of business, or (ii) otherwise than on arm's length terms.

2.24. Transfer pricing. No transactions or arrangements involving the Company have taken place in the last 6 years or are in existence which are such that any of the provisions of Schedule 28 AA Taxes Act have been or could be applied to them.

                                   SCHEDULE 11

        TAX REPRESENTATIONS AND WARRANTIES FOR HYPROTECH MALAYSIA SDN BHD


1.       INTERPRETATION

1.1 For the purpose of this Schedule 11 all definitions shall have the same meaning as set out in the Agreement and the Tax Deed unless otherwise specified.

1.2 All references to "the Company" in this Schedule 11 mean Hyprotech Malaysia SDN BHD.

2.       TAX REPRESENTATIONS AND WARRANTIES

2.1 All income tax, service tax, sales tax, withholding taxes, real property gains tax and other taxes, duties or levies which were due and payable in respect of the profits, gains, invoices, sales, revenues, dividends, interests and royalties of or relating to the Company for all periods up to the date of this Agreement have been fully and punctually paid.

2.2 The amounts provided in the Draft Balance Sheets of the Company as set out in Tab 12.25 of the Data Room ("Draft Balance Sheets") for taxation have been properly computed after taking into account all taxation (including but not limited to income tax, amounts assessed as if they were amounts of income tax, service tax, withholding taxes or real property gains tax) for which the Company is at the date of this Agreement (or which the Company is reasonably expected to become) liable to be assessed or to pay on or in respect of or by reference to its businesses, income or profits on or before the date to which the Draft Balance Sheets were made out ("Accounts Date") or in respect of dividends or distributions made prior to the Accounts Date.

2.3 The tax returns of the Company have at all times been correct and on a proper basis and are not the subject of any back duty claim or other dispute with the revenue authorities, and the tax returns of the Company are not so far as the Vendor is aware subject to any investigations by any taxation authority of Malaysia in respect of any tax liability. The Company has supplied all relevant information and made all necessary payments to the Inland Revenue and Customs and Excise authorities and to the appropriate authorities under the Income Tax Act 1967 (Act 53) - Revised 1971, Real Property Gains Tax Act 1976 (Act 169), Customs Act 1967 (Act 235) - Revised 1980, Service Tax Act 1975 (Act 151), Sales Tax Act 1972 (Act 64), Employees Provident Fund Act 1991 (Act 452), Employees Social Security Act 1969 (Act 4) and other similar laws and there is no dispute or contemplated dispute at the date of this Agreement with any of such authorities or breach of any such legislation.

                                   SCHEDULE 12

         TAX REPRESENTATIONS AND WARRANTIES FOR HYPROTECH JAPAN LIMITED


1.       INTERPRETATION

1.1 For the purpose of this Schedule 12 all definitions shall have the same meaning as those set out in the Agreement and the Tax Deed unless otherwise specified.

1.2 All references to "the Company" in this Schedule 12 mean Hyprotech Japan Limited.

2.       TAX REPRESENTATIONS AND WARRANTIES

2.1 There have been properly completed and filed on a timely basis and in correct form all tax returns required to be filed by the Company on or prior to the date hereof. As of the time of filing, the foregoing tax returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon in all material respects.

2.2 With respect to all amounts in respect of taxes imposed upon the Company, or for which the Company could be liable, with respect to all taxable periods or portions of periods ending on or before Completion, all applicable tax laws have been fully complied with, and all amounts required to be paid by the Company to the Taxation Authority have been paid.

                                   SCHEDULE 13

    TAX REPRESENTATIONS AND WARRANTIES FOR AEA TECHNOLOGY CANADA LIMITED AND
                                 HYPROTECH LTD


1.       INTERPRETATION

1.1 For the purpose of this Schedule 13 all definitions shall have the same meaning as those set out in the Agreement and the Tax Deed unless otherwise specified.

1.2 The following words shall have the following meanings for the purpose of this Schedule 13:

         "COMPANY"                  means AEA Technology Canada Limited and
                                    Hyprotech Ltd

         "GOVERNMENTAL AUTHORITY"   means any government, regulatory authority,
                                    governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

                                    a)       having or purporting to have
                                             jurisdiction on behalf of any
                                             nation, province, state or other
                                             geographic or political subdivision
                                             thereof;

                                    b)       exercising, or entitled or
                                             purporting to exercise any
                                             administrative, executive,
                                             judicial, legislative, policy,
                                             regulatory or taxing authority or
                                             power

         "LAWS" means applicable statutes, by-laws, rules, regulations, orders, ordinances or judgements and administrative policy of any Governmental Authority having the force of law

         "TAX RETURNS"              means all returns, reports, declarations,
                                    elections, notices, filings, forms,
                                    statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes

         "TAXES" means any taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges imposed by any Governmental Authority under applicable Law, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions.

2.       TAX WARRANTIES

2.1      RESIDENCE OF THE VENDOR

The Vendor is a corporation duly incorporated and validly existing under the laws of England and is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

2.2      TAX MATTERS

Except as specifically disclosed in the Disclosure Letter:

(a) the Company has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon;

(b) the Company has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it. Provision has been made on the Draft Accounts for amounts at least equal to the amount of all Taxes owing by it that are not yet due and payable and that relate to periods ending on or prior to Completion;

(c) the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or
         (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable;

(d)      other than those agreements and arrangements described in subsection
         (c), the Company has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that is not disclosed in the Company's Tax Returns;

(e) there are no proceedings, investigations, audits or Claims now pending or threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes;

(f) the Company has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it;

(g) the Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it;

(h)      the Company is duly registered under subdivision (d) of Division V of
         Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax;

(i)      None of Sections 78, 79, 80, 80.01, 80.02, 80.03 or 80.04 of the Income
         Tax Act (Canada), or any equivalent provision of the Tax legislation of any province or other jurisdiction, have applied or will apply to the Company at any time prior to and including Completion;

(j) The Canada Shares are not "taxable Quebec Property" within the meaning of the Taxation Act, Quebec.

(k) The Canada Shares and the Japan Shares are recorded in share registers that are (and have been for at least one month from the date of this Agreement) kept outside of the United Kingdom.

                                   SCHEDULE 14

    TAX REPRESENTATIONS AND WARRANTIES FOR HYPROTECH INC., EA SYSTEMS INC.,
           EA SYSTEMS (CALIFORNIA) INC. AND EA SYSTEMS (EUROPE) INC.,
   SAVE FOR WARRANTY 2.5 WHICH SHALL BE IN RESPECT OF ALL HYPROTECH COMPANIES


1.       INTERPRETATION

1.1 For the purpose of this Schedule 14 all definitions shall have the same meaning as those set out in the Agreement and the Tax Deed unless otherwise specified.

1.2      The following words shall have the following meanings:

         "TAX OR TAXES"             mean any United States federal, state,
                                    local, or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental
                                    (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not

         "TAX RETURN"               means any return, declaration, report, claim
                                    for refund, or information return or
                                    statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

         "US COMPANIES"             Hyprotech Inc. and EA Systems, a corporation
                                    incorporated under the laws of Delaware

         "US PARENT"                AEA Technology Inc., a corporation
                                    incorporated under the laws of Delaware

         "US TREASURY REGULATIONS"  United States Treasury Income Tax
                                    Regulations issued by the United States
                                    Treasury Department

2.       TAX WARRANTIES

2.1 Tax returns. US Parent and each of the US Companies has filed all Tax Returns (As defined herein) that it was required to file. All such Tax Returns were correct and complete in all material respects.

2.2 All Taxes (as defined herein) due and payable by or with respect to the US Companies, whether or not shown on any Tax Return, have been timely paid. Neither US Company currently is the beneficiary of any extension of time within which to file any Tax Return.

2.3 There is no material dispute or claim concerning any Tax liability of either of the US Companies that either (A) has been claimed or raised by any authority in writing or (B) as to which the Vendor and the directors and officers of the US Companies has knowledge based upon personal contact with any agent of such authority.

2.4 Neither of the US Companies have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

2.5 All Hyprotech Companies are not obligated to make, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make, any "excess parachute payment" within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) in connection with the "change of control" resulting from the transactions contemplated by this Agreement.

2.6 No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

                                   SCHEDULE 15

           TAX REPRESENTATIONS AND WARRANTIES FOR HYPROTECH EUROPE SL


1.       INTERPRETATION

1.1 For the purpose of this Schedule 15 all definitions shall have the same meaning as those set out in the Agreement and the Tax Deed unless otherwise specified.

1.2      The following words shall have the following meanings:

         "COMPANY"                  means Hyprotech Europe, S.L.

         "TAXES" refers in general to the taxes currently in force in Spain, whether imposed by the State, an Autonomous Community, a municipality or any other authority and equivalent taxes in Belgium and Norway, particularly including:

                                    Corporate Income Tax
                                    Non-Residents' Income Tax
                                    Withholdings of Personal Income Tax
                                     /Corporate
                                    Income Tax
                                    Value Added Tax
                                    Customs and Excise Duties
                                    Transfer Tax and Stamp Duty
                                    Tax on Economic Activities
                                    Real estate tax
                                    Other minor local taxes
                                    and equivalent taxes in Belgium and Norway.

         "FINANCIAL STATEMENTS"     means the Company's Balance Sheet and Profit
                                    and Loss Account as of March 31, 2002

2.       TAX WARRANTIES

2.1 The Company does not have nor has received any indication that it will have or be claimed any liability for Taxes (whether accrued, definite, contingent or otherwise and regardless of whether such liability is to be borne by the Company in its condition as taxpayer or otherwise) arising out of any transaction entered into or any state of facts existing on or prior to the Date of the Agreement, in excess of the amounts adequately and specifically reserved therefor in the Financial Statements and in addition to Taxes in respect of the day-to-day business operations of the Company since such date. The Company has correctly filled out and filed on a timely basis all returns, reports, notifications and other documents it is required to do either by the appropriate Tax authorities or in accordance with applicable Tax laws, whether in compliance of its obligations or to benefit from a given relief, and no such returns, reports, notifications or documents have been contested or are under dispute vis-a-vis the authorities concerned.

2.2 The Company has always paid the Taxes on a timely basis, or in the case of default, any penalty, interest surcharge or fine in connection with any Tax Liability due up to and including the Date of the Agreement.

2.3 The Company has effected the relevant tax prepayments for all applicable Taxes and has duly withheld or collected all Taxes which are required to be withheld or collected and, to the extent required, has paid the amount so withheld or collected to the proper Tax authority, or has properly set aside or deposited such amount as required by the applicable laws or regulations.

2.4 The Company has complied with all its reporting and other obligations to the authorities in connection with any benefits provided to its employees and directors.

2.5 The Company has not been submitted to any inspection with respect to any of the Taxes, including corporate income tax ("Impuesto de Sociedades"), VAT ("I.V.A"), transfer tax, customs and excise duties and social security obligations, nor is aware of any inspection affecting a person or party, for which outcome it may become affected. There exist no default payments or claims in respect of Taxes concerning the last four years, nor with respect to earlier years in which regard the Statute of Limitations shall have been interrupted, nor for the current year.

2.6 The Company is not and does not expect to be involved in any dispute in relation to Taxes, and the competent authorities have not indicated that they intend to investigate the Tax affairs of the Company. The relevant VAT bookkeeping and invoicing requirements have been properly met, and all of the commercial documentation of at least the past six years is being kept, including all documents of an earlier date to the extent affecting the Company's liability with respect to the Taxes, including documentation concerning deductions, credits, exemptions, carryovers, precedents, approved plans (deferral / reinvestment / amortisation) and the like.

2.7 The Company has not made and is not under any obligation to make, at any time, any payments of interest or other payments for which no relief will be received by way of a deduction or charge on income, other than as reflected in the Tax returns of the Company.

2.8 No liability for Taxes of the Company (including a loss of relief on account of Tax losses) will arise in respect of nor as a result of entering into this Agreement.

2.9 The Company has not entered into nor has otherwise been involved in any transactions which may be submitted to a Transfer Pricing adjustment, nor has it held shares in a company from which passive income should have been imputed for tax purposes, nor has it had nor has any direct or indirect debt with a related party that may allow application of the thin capitalisation rule.

2.10 The Company has not taken any tax relief or deduction which application depends wholly or partly on the fulfilment of a specific condition which has not occurred or must continue to occur or which still needs to occur.

2.11 All of the above applies equally with respect to tax duties, liabilities, obligations, deductions, credits and / or exemptions arising our of or in connection with the Company's foreign presence or trade, particularly through its branches in Belgium and Norway, whether such tax duties, liabilities, obligations, deductions, credits and / or exemptions refer to taxes payable in Spain or elsewhere, adequately adjusted with regard to the Statute of Limitations.

                                   SCHEDULE 16

     TAX REPRESENTATIONS AND WARRANTIES FOR HYPROTECH INDIA PRIVATE LIMITED


1.       INTERPRETATION

1.1 For the purposes of this Schedule 16 all definitions shall have the same meaning as set out in the Agreement and the Tax Deed unless otherwise specified.

1.2 All references to "the Company" in this Schedule 16 mean Hyprotech India Private Limited.

1.3 All reference to "Returns" in this Schedule 16 mean any return, report, declaration, filing or request for the extension of due date thereof in respect of Taxes.

2.       TAX WARRANTIES

2.1 The Company has filed all Returns with respect to Taxes required to be filed by it in a timely manner. All such Returns were at the time filed and are as of the date hereof complete and correct in all material respects.

2.2 All Taxes due, or shown to be due on each filed Return have been paid, except for Taxes being diligently contested in good faith by the Company and which are described in Disclosure Letter. All Taxes which the Company is required to withhold or collect have been withheld or collected and have been paid over to or will be paid over to the proper government authorities as required (including as to the due time of payment). The Company has duly responded to or furnished requisite particulars or clarifications or complied with all notices, inquiries, assessment notices received from taxing authorities. Neither the Income-tax authorities nor any other taxing authority is now asserting or, to the knowledge of the Company or the vendor, threatening to assert against the Company any deficiency or claim for additional Taxes.

2.3 The Company has no liabilities for Taxes which have not been recognised in its books whether assessed, contingent or otherwise.

2.4 The Company has discharged their liabilities for Taxes or made adequate provisions in the Accounts for discharging their liabilities for Taxes. The Company has not been a party to any exercise or scheme which has or will have the effect of evasion or deferring Taxes. The Company has discharged or have taken all reasonable steps for discharging their obligations under the taxation laws and regulations applicable to them including (i) obtaining various registrations, certificates, approvals, permissions from taxation or regulatory authorities, or (ii) depositing Taxes deducted or withheld at source, issuing certificates for Taxes deducted at source and filing requisite statements and returns with concerned taxation or regulatory authorities.

                                   SCHEDULE 17

                                    TAX DEED




                                    DATE 2002





                             AEA TECHNOLOGY PLC (1)

                                       AND

                            ASPEN TECHNOLOGY INC. (2)



                        --------------------------------

                                    TAX DEED

                        RELATING TO THE SALE AND PURCHASE
                             OF THE HELIUM COMPANIES

                        --------------------------------



                               SUBJECT TO CONTRACT



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                                TABLE OF CONTENTS

1.         DEFINITIONS
2.         INTERPRETATION
3.         COVENANTS BY COVENANTOR
4.         EXCLUSIONS
5.         OBLIGATIONS AND RELEASE OF COVENANTOR
6.         CONDUCT OF NEGOTIATION AND PROCEEDINGS
7.         DATE FOR PAYMENT
8.         DEGROUPING CHARGE
9.         MITIGATION OF LIABILITY
10.        SAVINGS, REPAYMENTS AND OVERPROVISIONS
11.        PURCHASER'S COVENANT
12.        VAT GROUP
13.        TAX RETURNS FOR PERIODS BEFORE AND INCLUDING COMPLETION
14.        TIME LIMITATION
15.        SALE OF STOCK OF UNITED STATES COMPANIES
16.        WITHHOLDING TAX
17.        GENERAL












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DATE OF DEED                                                        2002

PARTIES

(1) AEA TECHNOLOGY PLC (registered number 3095862) whose registered office is at 329 Harwell, Didcot, Oxfordshire, OX11 OQJ ("the Vendor")

(2) ASPEN TECHNOLOGY, INC. whose registered office is at Ten Canal Park, Cambridge, Massachusetts 02141 ("the Purchaser")

INTRODUCTION

(A) The Covenantor has agreed to sell each of the companies engaged in the Helium Business (a complete and accurate list of which is set out in Schedule 1 of the Agreement) to the Purchaser (or a subsidiary or subsidiaries of the Purchaser, as the case may be). The terms of the sale are set out in the Agreement.

(B) The Agreement provides for the Covenantor to enter into this deed which contains certain covenants on its part in favour of the Purchaser relating to taxation matters.

THIS DEED WITNESSES THAT:

1.       DEFINITIONS

1.       In this deed the following words have the meanings set out below.

         1.1.1 "Accounts" means the Draft Accounts as defined in the Agreement.

         1.1.2    "Accounting Date" means 31 March 2002.

         1.1.3 "Actual Liability to Taxation" means any liability to make an actual payment of Taxation.

         1.1.4    "Agreement" means an agreement dated made between the Vendor
                  (1) and the Purchaser (2).

         1.1.5 "Auditors" means the auditors of the Company for the time being.

         1.1.6    "Claim" means:

                  1.1.6.1 any letter, assessment, reassessment, notice, demand or other document issued or action taken by any Taxation Authority; or

                  1.1.6.2 any action that the Company has to take as a result of any Taxation legislation or requirement of the relevant Taxation Authority, from which it appears that the Company is or may be or may become liable to any Liability to Taxation.

         1.1.7 "Company" means each and any of the companies engaged in the Helium Business (a complete and accurate list of which is set out in Schedule 1 of the Agreement).

         1.1.8    "Covenantor" means the Vendor.


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         1.1.9    "Covenantor's Relief" means any Relief which is or
                  subsequently becomes available to the Company other than a Relevant Relief or a Post-Accounting Date Relief.

         1.1.10 "Effective Liability to Taxation" shall have the meaning given in clause 2.4.

         1.1.11 "Event" includes any event, act, transaction or omission or deemed event, act, transaction or omission or combination or series of actual or deemed events, acts, transactions or omissions whether or not the Company is a party to it, including (without limitation), the declaration, payment or making of any dividend or other distribution, and completion of the sale of the shares of the Company to the Purchaser pursuant to the Agreement.

         1.1.12 "Group Relief" means (in relation to United Kingdom Taxation only) any relief surrendered pursuant to Chapter IV of Part X of the Taxes Act or advance corporation tax surrendered or claimed pursuant to section 240 of the Taxes Act or any taxation refund surrendered or claimed pursuant to section 102 of the Finance Act 1989.

         1.1.13 "Internal Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended.

         1.1.14 "Liability to Taxation" means any Actual Liability to Taxation and/or Effective Liability to Taxation and/or other payment and/or liability referred to in clause 3.

         1.1.15 "non-availability" includes in relation to a Relief the reduction, loss, claw-back, disallowance or cancellation of that Relief or right to repayment of Taxation or a failure to obtain a Relief or to receive the benefit of a right to repayment of Taxation to which the Company was or assumed it was entitled.

         1.1.16 "Overprovision" means (i) the amount by which any provision for Taxation in the Accounts proves to be an overprovision, and (ii) the amount by which any repayment of Taxation which is treated as an asset in the Accounts proves to be understated, in either case except to the extent that such overprovision results from the utilisation of a Relevant Relief or a Post-Accounting Date Relief.

         1.1.17 "Post-Accounting Date Relief" means (i) any Relief which arises as a result of any Event occurring after Completion or
                  (ii) any Relief which arises as a result of any Event occurring after the Accounting Date and before Completion which is in the ordinary course of business of the Company.

         1.1.18   "Relevant Relief" means:

                  1.1.18.1 any Relief which was treated as an asset of the Company in the Accounts; or

                  1.1.18.2 any Relief which was taken into account in computing (and so reducing or eliminating) any provision for deferred Taxation which appears in the Accounts or which would have appeared in the Accounts but for the presumed availability of such Relief, and for this purpose "Relief" shall include any Relief, which the Company has assumed is available to it and has been utilised in the manner described in


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                  clauses 1.1.18.1 or 1.1.18.2, whether or not at the time of such utilisation the Company was actually entitled to any such Relief.

         1.1.19 "Relief" means any loss, relief, allowance, exemption, credit, set-off, charge or deduction or right to repayment of Taxation in respect of any Taxation or for the purposes of computing income profits or gains for Taxation, including (without limitation) losses which the meaning of section 393 of the Taxes Act.

         1.1.20 "Repayment" means the obtaining by the Company of a repayment of Taxation after the Covenantor has made a payment under this deed or under the Agreement for breach of any of the Taxation Warranties, in either case in respect of the same Taxation which is the subject of the repayment.

         1.1.21   "Respective Time Limit" means:

                  1.1.21.1 seven (7) years after the date of this deed for any Claim which arises as a result of a Liability to Taxation of Advanced Systems Consultants Limited and Hyprotech UK Limited;

                  1.1.21.2 ninety (90) days after the expiration of the statute of limitations of the relevant tax for any Claim which arises as a result of a Liability to Taxation of any of the US Companies;

                  1.1.21.3 ninety (90) days after the relevant authorities shall no longer be entitled to assess a Liability for Taxation against AEA
                              Technology Canada Limited or Hyprotech Ltd for any Claim which arises as a result of a Liability to Taxation of Hyprotech Limited or AEA Technology Canada Limited (provided that the Respective Time Limit shall not be extended by virtue only of any waiver given by any of AEA Technology Canada Limited or Hyprotech Limited after Completion without the consent of the Covenantor, such consent not to be unreasonably withheld);

                  1.1.21.4 ninety (90) days after the expiration of the statute of limitations of the relevant tax for any Claim which arises as a result of a Liability to Taxation of Hyprotech India Private Limited;

                  1.1.21.5 nine (9) years after the date of this deed for any Claim which arises as a result of a Liability to Taxation of Hyprotech Malaysia SDN BHD;

                  1.1.21.6 ninety (90) days after the expiration of the statute of limitations of the relevant tax for any Claim which arises as a result of a Liability to Taxation of Hyprotech Japan Limited; and

                  1.1.21.7 five (5) years after the date of this deed for any Claim which arises as a result of a Liability to Taxation of Hyprotech Europe SL.

         1.1.22 "Saving" means the amount of any reduction in a liability of the Company or the Purchaser (or any member of the same group of companies as the Purchaser) to make an actual payment of Taxation in respect of which the Covenantor would not have been liable under this deed or under


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                  the Agreement for breach of any of the Taxation Warranties, where such reduction occurs as a result of the utilisation of a Relief, and where such Relief has arisen as a result of any payment made by the Covenantor under this deed or under the Agreement for breach of any of the Taxation Warranties and which would not otherwise have arisen.

         1.1.23 "Taxation" means all forms of taxation, and statutory, governmental, federal, state, provincial, local governmental or municipal impositions, duties, imposts, contributions, fees, premiums, assessments, rates and levies in the nature of taxation, in each case whether of the United Kingdom or elsewhere in the world whenever imposed, and any payment whatsoever which the Company may be or become bound to make to any person (as a result of any enactment or law relating to Taxation) as a result of the discharge by that person of any Taxation which the Company has failed to discharge, including (without limitation):

                  1.1.23.1 any income tax required to be deducted or withheld from or accounted for in respect of any payment under section 203 of the Taxes Act or otherwise and any sums paid or owing to the representative member of a VAT group (as defined in section 43 of the VATA (or any corresponding legislation in any foreign jurisdiction));

                  1.1.23.2 any United States federal, state, local, or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and

                  1.1.23.3 any taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges imposed by any Taxation Authority under applicable law, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Taxation Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other employee provident fund or government pension plan premiums or contributions, and all penalties, fines, charges, costs and interest relating thereto or relating to any late filings of any returns which the Company may be or become liable to pay to any Taxation Authority (or any other person as a result of any enactment or law relating to Taxation).

         1.1.24 "Taxation Authority" means the Inland Revenue, the Commissioners for

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                  Customs and Excise or any other statutory, governmental,
                  federal, state, provincial, local or municipal authority or body (whether in the United Kingdom or otherwise) involved in the collection or administration of Taxation.

         1.1.25 "Taxation Benefit" means any Relief or other Taxation benefit available in the computation of any Liability to Taxation.

         1.1.26 "Taxation Warranties" means the warranties, representation and undertakings in Schedules 10-16 (inclusive) of the Agreement or any other Warranty which relates to Taxation.

         1.1.27   "Taxes Act" means the Income and Corporation Taxes Act 1988.

         1.1.28   "TCGA" means the Taxation of Chargeable Gains Act 1992.

         1.1.29   "US Companies" means Hyprotech Inc. and EA Systems Inc.

         1.1.30   "US Parent" means AEA Technology Inc.

         1.1.31 "US Seller" means AEA Technology Inc. as to the sale of the stock of Hyprotech Inc. and EA Systems Inc.

         1.1.32   "VATA" means the Value Added Tax Act 1994.

2.       INTERPRETATION

2.1 Reference to income or profits or gains, earned, accrued or received includes income or profits or gains deemed to have been, treated as or regarded as earned, accrued, received or otherwise arising for the purposes of any Taxation legislation.

2.2 Reference to a Claim for Taxation shall include any Claim whether made before or after Completion.

2.3 Reference to the result of an Event or Events on or before Completion includes the combined result or results of two or more Events, each of which shall have taken place on or before Completion.

2.4 Any reference to an "Effective Liability to Taxation" shall be construed as a reference to:

         2.4.1 the set-off of any Post-Accounting Date Relief or Relevant Relief against any Actual Liability to Taxation or against any income, profit or gains in respect of which the Covenantor would, but for such set-off, have been liable under clause 3.1 and, for the purposes of clause 3.1, the amount of such an Effective Liability to Taxation arising as a result of such set-off will be an amount equal to the amount of Taxation saved as a result of the set-off; or

         2.4.2 the non-availability (in whole or in part) of any Relevant Relief and, for the purposes of clause 3.1, the amount of such Effective Liability to Taxation shall be:

                  2.4.2.1 if the Relevant Relief was a deduction from or set-off against Taxation or a right to repayment of Taxation, the amount of that Relevant Relief; or

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                  2.4.2.2  in any other case, the amount of Taxation that would have been saved but for such non-availability (subject to clause 7.1.5) on the assumption that the Relevant Relief was available and was capable of being fully utilised and was so utilised immediately prior to it becoming non-available.

         2.4.3 subject to clause 16, any liability of the Company pursuant to any agreement or arrangement entered into before Completion to make a payment for, or to repay the whole or part of any payment received for, Group Relief or any Taxation Benefit (other than to another Company), and, for the purposes of clause 3.1 the amount of such Effective Liability to Taxation shall be the amount of such liability (disregarding any set-off);

         2.4.4 the loss of a right to a payment or other consideration (taken into account as an asset in the Accounts) for the surrender of Group Relief or any Taxation Benefit (other than from another Company), and, for the purposes of clause 3.1 the amount of such Effective Liability to Taxation shall be equal to the amount taken into account in the Accounts.

2.5 Words and expressions defined or used in the Agreement shall (unless the context requires otherwise) have the same meanings in this deed.

2.6 Any reference to a statutory provision includes a reference to all prior and subsequent modifications, re-enactments and amendments of that provision and any regulation made under it.

2.7 Reference to clauses shall be a reference to the clauses of this deed unless otherwise stated.

2.8 Reference to the singular number shall include the plural and vice versa.

2.9 For the avoidance of doubt, reference to any Actual Liability to Taxation of the Company which results from any gains earned or received or any Event which occurs or is deemed to occur on or before Completion for the purposes of Taxation shall include a reference to any Liability to Taxation arising under Section 179 TCGA (or any corresponding legislation in any foreign jurisdiction) which results from the sale of the Shares pursuant to the Agreement.

2.10 There shall be excluded (without limitation) from the meaning of "ordinary course of business" any Event which results in or involves any of the following:

         2.10.1 any Taxation arising in respect of any distribution or deemed distribution;

         2.10.2 any Taxation arising in respect of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) to the extent that the consideration deemed for Taxation purposes is in excess of that (if any) actually received or to the extent that the consideration deemed for Taxation purposes is less than that actually given;

         2.10.3 any Taxation arising in respect of a transaction which results in the Company becoming liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person, firm or company


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                  other than any Taxation which the Company has deducted
                  pursuant to the provisions of section 203 of the Taxes Act (or its overseas equivalent);

         2.10.4 any Taxation to the extent that it arises as a result of any failure by the Company to properly file any tax returns, account for any Taxation or otherwise act in accordance with all applicable laws (including, without limitation, any Taxation arising as a result of the operation of any penalty provisions, any interest and any penalty payments);

         2.10.5 any Taxation which arises to the extent that the Company failed to deduct or which arises as a result of a failure by the Company to deduct or duly account for Taxation; and

         2.10.6 any Taxation arising from the disposal or acquisition or deemed disposal or acquisition of any asset other than trading stock for a consideration in each case in excess of (pound)100,000.

3.       COVENANTS BY COVENANTOR

3.1 Subject as hereinafter provided the Covenantor hereby covenants to pay to the Purchaser an amount equal to:

         3.1.1.1 any Actual Liability to Taxation of the Company in respect of any period up to and including Completion, including for greater certainty, any Actual Liability to Taxation of the Company resulting from or by reference to:

                  3.1.1.1 any income, profits or gains earned, accrued or received on or before Completion; or

                  3.1.1.2 any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of Taxation whether alone or in conjunction with other Events (each occurring on or before Completion); or

                  3.1.1.3 the provisions of section 767A and 767AA of the Taxes Act or sections 179, 190 and 191 of the TCGA (or any corresponding legislation in any foreign jurisdiction) in relation to corporation tax (or any corresponding Taxation in any foreign jurisdiction) assessed on any company (other than a Company) remaining unpaid where the company in question is or was under the control of the Covenantor on or before Completion; or

                  3.1.1.4 any Event occurring after Completion in pursuance of a legally binding obligation or arrangement, in either case whether or not conditional, incurred or entered into on or before Completion outside the ordinary course of business of the Company;

         3.1.2    any Effective Liability to Taxation;

         3.1.3 any liability of the Company to pay or repay an amount in respect of Taxation under any agreement, indemnity, guarantee, covenant, mortgage or charge or other contractual obligation entered into on or before Completion which is outside the ordinary course of business of the Company;

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         3.1.4    any Liability to Taxation of the Company which is also a
                  Liability to Taxation of another person (other than a Company) and which is payable by the Company by virtue of (i) the other person failing to discharge such Liability to Taxation and
                  (ii) the Company being at any time before Completion a member of the same group as such other person or otherwise connected with or related to such other person for Taxation purposes, including, without limitation, any Liability to Taxation pursuant to United States Treasury Income Tax Regulation 1.1502-6 or similar provision of state or local law; and

         3.1.5 any reasonable costs and expenses properly incurred by the Purchaser and/or the Company in connection with any such Liability to Taxation (or claim therefor) or in successfully taking or defending any action under this deed.

3.2 The Covenantor hereby covenants to pay to the Purchaser an amount equal to any Liability to Taxation of Hyprotech UK Limited resulting from, in connection with or by reference to the transfer of the Helium trade and assets from the Covenantor to Hyprotech UK Limited on or about 29 December 2001 ("the Transfer"), including (for the avoidance of doubt and without limitation):

         3.2.1    any liability to corporation tax pursuant to section 179 TCGA,

         3.2.2    any liability to value added tax, and

         3.2.3 the amount of any stamp duty payable on any document of transfer in relation to the Transfer or in relation to the Helium trade and assets.

3.3 The Covenantor hereby covenants to pay to the Purchaser an amount equal to any Liability to Taxation of the Company which is assessed by any Taxation Authority in connection with or by reference to:

         3.3.1 the activities and the employees of any representative office, branch, agency or other permanent establishment of the Company in any jurisdiction other than the jurisdiction in which the Company is incorporated (or, if different, resident for Taxation purposes),

         3.3.2 the non-declaration and/or underdeclaration of any income, profits or gains of the Company to any Taxation Authority in any jurisdiction other than the jurisdiction in which the Company is incorporated (or, if different, resident for Taxation purposes) (a "Foreign Tax Authority"), whether attributable to a permanent establishment or otherwise; or

         3.3.3    the late filing of Taxation returns with any Foreign Tax
                  Authority,

         in each case on or prior to Completion, but excluding any Liability to Taxation to the extent that;

         a) provision or reserve in respect of the relevant Liability to Taxation has been made in the Accounts; or

         b) such Liability to Taxation would not have arisen but for any Event which occurred in the ordinary course of business of the Company after the Accounting Date and before Completion.

3.4 The Covenantor hereby covenants to pay to the Purchaser an amount equal to any


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         Liability to Taxation of AEAT Canada which is assessed by any
         Taxation Authority in connection with or by reference to the sale, transfer, or other disposition of AEA Software Engineering Limited to the Covenantor on or prior to Completion, in accordance with clause 3.5 of the Agreement, to the extent that AEAT Canada has not been left with sufficient cash to pay any such Liability to Taxation by the Covenantor in accordance with subclause 3.5.2 (such cash sum taking into account any Covenantor's Relief available to AEAT Canada to reduce or eliminate the Liability to Taxation in question).

3.5 In respect of payments made pursuant to the covenants contained within this deed:

         3.5.1 all sums payable by the Covenantor to the Purchaser shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law; and

         3.5.2 if any deductions or withholdings are required by law to be made from any sums, the Covenantor shall be obliged to pay the Purchaser such further amount as will, after the deduction or withholding has been made (taking into account any Relief available to the Purchaser by reason of such deduction or withholding), leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

         3.5.3 if any sum payable by the Covenantor to the Purchaser under clause 3 (including clause 3.5.2 and this clause 3.5.3) shall be subject to an Actual Liability to Taxation in the hands of the Purchaser or would have been so subject but for the availability of a Relief, the Covenantor shall pay to the Purchaser such further sum equal to such Actual Liability to Taxation, but

         3.5.4 in the event that the benefit of this deed is assigned by the Purchaser, clause 3.5.3 shall not apply to the extent that an Actual Liability to Taxation in the hands of the assignee is greater than an equivalent Actual Liability to Taxation in the hands of the Purchaser.

4.       EXCLUSIONS

4.1 Subject to clause 4.2, the covenants by the Covenantor in clause 3.1 shall not apply to any Liability to Taxation, nor shall the Covenantor be liable for any breach of any Taxation Warranty, to the extent that:

         4.1.1 provision or reserve in respect of the relevant Actual Liability to Taxation has been made in the Accounts; or

         4.1.2 such Liability to Taxation was discharged on or before Completion; or

         4.1.3 the Covenantor has already made a payment to the Purchaser in respect of the same Liability to Taxation under this deed or the Agreement; or

         4.1.4 such Liability to Taxation would not have arisen but for a change in legislation (including but not limited to an increase in rates of Taxation) first announced and coming into effect after Completion; or

         4.1.5 such Liability to Taxation would not have arisen but for the Company changing any of its accounting policies, bases or practices (including, but not

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                  limited to, the date to which the Company prepares its
                  accounts, the treatment of timing differences, the bases on which the Company values its assets and its taxation reporting practice) after Completion, but not including any such change in order to comply with any generally accepted accounting principles, any financial reporting standard, any statement of standard accounting practice or any rule of law, in each case existing at the date hereof; or

         4.1.6 such Liability to Taxation would not have arisen but for a voluntary act or omission of the Purchaser of the Company after Completion, but not including any act or omission:

                  4.1.6.1 carried out or effected under a legally binding commitment created on or before Completion, or

                  4.1.6.2 carried out or effected in the ordinary course of business of the Company or the Purchaser, or

                  4.1.6.3 which the Purchaser or the Company was not aware, and could not reasonably have been expected to be aware, would give rise to such Liability to Taxation; or

         4.1.7 such Liability to Taxation would not have arisen but for (i) the Company ceasing to carry on any trade or business after Completion, or (ii) the Company effecting a major change after Completion in the nature or conduct of any trade or business carried on by it, or (iii) any reorganisation or change in the ownership of a Company after Completion, but not including any cessation, reorganisation or change:

                  4.1.7.1 carried out or effected under a legally binding commitment created on or before Completion, or

                  4.1.7.2 carried out or effected in the ordinary course of business of the Company or the Purchaser, or

                  4.1.7.3 which the Purchaser or the Company was not aware, and could not reasonably have been expected to be aware, would give rise to such Liability to Taxation; or

         4.1.8 such Liability to Taxation would not have arisen but for the failure by the Company after Completion to make any claim, election, surrender or disclaimer, the making of which was permitted by law and which was taken into account in computing and so reducing any provision for Taxation which appears in the Accounts (or eliminating any provision for Taxation which, but for such Relief, would have appeared in the Accounts) or in computing any right to a repayment of Taxation which appears in the Accounts, and which is disclosed to the Purchaser in the Disclosure Letter (or is notified to the Purchaser after Completion in sufficient time for the Company or Purchaser to make such claim, election, surrender or disclaimer), but not including any failure carried out or effected under a legally binding commitment created on or before Completion.

         4.1.9 such Liability to Taxation would not have arisen but for any failure or delay by the Purchaser or the Company in paying over to any Taxation Authority any payment previously made by the Covenantor under this deed; or


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         4.1.10   a Covenantor's Relief is available to the Company to reduce or eliminate the Liability to Taxation in question; or

         4.1.11 such Liability to Taxation would not have arisen but for any Event which occurred in the ordinary course of business of the Company after the Accounting Date and before Completion; or

         4.1.12 such Liability to Taxation is in respect of the actual (as opposed to the deemed) earning or receipt for any Taxation purposes of any actual (as opposed to deemed) income, profit or gain which is not (but should have been) recognised in the Accounts and which, at Completion, is represented by an asset (being cash or an asset readily realisable into cash) of the Company which has a value equal to or greater than such Liability to Taxation; or

         4.1.13 such Liability to Taxation arises as a result of any action taken by the Covenantor or any Hyprotech company which the Purchaser has specifically requested in writing pursuant to clause 2.3 of the Agreement.

4.2 The exclusions in clause 4.1 above shall not apply to any Liability to Taxation of Hyprotech Inc or EA Systems Inc for which the Covenantor is liable to make a payment to the Purchaser under this deed by virtue of clause 3.1.4.

5.       OBLIGATIONS AND RELEASE OF COVENANTOR

5.1 No delay or omission of the Purchaser or the Covenantor in exercising any right, power or privilege under this deed shall impair such right, power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege.

6.       CONDUCT OF NEGOTIATION AND PROCEEDINGS

6.1 If the Purchaser becomes aware of a Claim relevant for the purposes of this deed or for breach of the Taxation Warranties it shall as soon as reasonably practicable give written notice of it to the Covenantor but such notice shall not be a condition precedent to the liability of the Covenantor under this deed. The notice of the Claim will, in reasonable detail, explain the Claim and the Liability to Taxation to which the Claim relates and give a reasonable estimate of the amount thereof.

6.2 If the Covenantor first indemnifies and secures the Purchaser and the Company to the reasonable satisfaction of the Purchaser against all losses, costs, liabilities, damages and expenses (including interest on overdue Taxation which may be incurred thereby) the Purchaser will take (and procure that the Company takes) such action as the Covenantor may reasonably and promptly by written notice request to avoid, resist, appeal, compromise or defend the Claim provided that:

         6.2.1 the Purchaser shall not be obliged to procure that the Company appeal against the Claim, if having given the Covenantor written notice of the receipt of the Claim the Purchaser has not within 30 working days thereafter (or if earlier 5 working days prior to the expiry of any time limit by which action must be taken) received instructions from the Covenantor, in accordance with the preceding provisions of this clause 6.2, to make that appeal and in such circumstances the Purchaser may choose to treat the Liability to Taxation in respect of that Claim as determined at the value specified in the Claim and/or


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                  the Purchaser and/or the Company shall (without prejudice to their rights under this deed) be free to pay or settle the Claim on such terms as they may in their absolute discretion consider fit and the Covenantor acknowledges that if the Purchaser pays or otherwise settles the amount specified in the Claim then a sum equal to that amount is a liability of the Covenantor under the covenant in clause 3.1;

         6.2.2 the Purchaser shall not be obliged to procure that the Company pursue any appeal beyond the General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or Value Added Tax Tribunal or any equivalent forum in the United Kingdom or any other jurisdiction unless the Covenantor furnishes the Purchaser with the written opinion of leading Tax Counsel to the effect that an appeal against the Liability to Taxation will, on the balance of probabilities, be won; and

         6.2.3 the Purchaser shall not in any event be obliged to comply with any unreasonable instruction of the Covenantor to make a settlement or compromise of the Claim or agree to any matter in the course of disputing the Claim which is likely to adversely affect the amount thereof or materially increase the future liability of the Company in respect of Taxation or materially and adversely affect the relationship of the Company with the relevant Taxation Authority.

6.3 The action which the Covenantor may request under clause 6.2 shall include (without limitation) allowing the Covenantor to take on or take over at its own cost and expense the conduct of the Claim, unless any action or other step is taken to put the Covenantor into liquidation, receivership or administration (and if the Covenantor has taken over any Claim when such action or step occurs, the conduct of the Claim shall automatically revert to the Purchaser).

6.4 If the Covenantor takes on or takes over the conduct of the Claim pursuant to clause 6.3:

         6.4.1 the Covenantor shall keep the Company fully informed of all matters relating to the Claim and shall promptly send all correspondence in connection therewith to the Company;

         6.4.2 all written communications which are to be transmitted to the Taxation Authorities in connection with the Claim shall first be submitted to the Purchaser (or its advisers) for written approval and shall not be submitted without such prior written approval (such written approval not to be unreasonably withheld or delayed).

6.5 If the Covenantor or the Company shall have committed acts or omissions which any Taxation Authority alleges constitute fraudulent conduct (pursuant to section 36 of the Taxes Management Act 1970) (or any corresponding legislation in any foreign jurisdiction) neither clause
         6.2 nor clause 6.3 shall not apply.

7.       DATE FOR PAYMENT

7.1 The Covenantor shall make payments to the Purchaser under this deed within 5 Business Days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Covenantor or, if later, on the following dates:


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         7.1.1    in so far as a Claim represents Taxation to be borne by the
                  Company but which has not yet become due, the Covenantor shall make the payment in respect of that Claim (or so much thereof as represents that Taxation) 5 Business Days before that Taxation becomes due;

         7.1.2 in so far as a Claim consists of the loss of a right to repayment of Taxation, the Covenantor shall make the payment in respect of that Claim (or so much thereof as represents that loss) on the date on which that repayment would otherwise have become due; and

         7.1.3 in a case which falls within paragraph 2.4.4 (loss of payment rights relating to the surrender of Group Relief or any other Taxation Benefit), not later than the day on which the right to a payment or other consideration is lost;

         7.1.4 in a case which falls within paragraph 2.4.3 (liability for Group Relief or any other Taxation Benefit payments), not later than 5 Business Days before the day on which the Company is due to make the payment or repayment;

         7.1.5 in a case which falls within paragraph 2.4.2.2 (non-availability of a Relevant Relief where the Relevant Relief was not a deduction from or set-off against Taxation or a right to repayment of Taxation), not later than the later of 5 Business Days after Taxation is paid which otherwise would not have been paid and the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Covenantor (such notice not to be delivered unless the Relevant Relief could actually have been used to reduce or eliminate any Liability to Taxation of the Company);

         7.1.6 in any other case, within 5 Business Days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Covenantor;

         and for this purpose references to a date on which Taxation becomes due include a reference to the date on which it would have become due were it not for the availability of some Relief or right to repayment of Taxation. Any payment which becomes due on a day which is not a Business Day shall be paid on the next following Business Day, and any payment which is made after noon on any day shall, for the purposes of calculating interest, be deemed to have been paid on the next following Business Day. No payment shall be treated as made until cleared funds in respect thereof are available to the Purchaser.

7.2 If any payment required to be made by the Covenantor or the Purchaser under this deed is not made by the due date for payment thereof, then that payment shall carry interest from the due date of payment until actual payment at the rate of 2 per cent above the base rate from time to time of Barclays Bank plc compounded on the usual quarter days.

8.       DEGROUPING CHARGE

8.1 Where a Liability to Taxation has arisen in relation to Hyprotech UK Limited or Advanced Systems Consultants Limited for which the Covenantor is liable to make a payment to the Purchaser under this deed, and such Liability to Taxation is a liability to corporation tax pursuant to section 179 TCGA, the Purchaser and the Covenantor agree to act in accordance with clause 8.2.

8.2 To the extent that it is lawfully permitted to do so, the Covenantor (or such other


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         member of the Covenantor's Group as the Covenantor may specify) may require the Purchaser to procure that a joint election with Hyprotech UK Limited or Advanced Systems Consultants Limited (as the case may be) be entered into pursuant to the proposed section 179A TCGA (or such other legislation as may be enacted hereafter to similar effect), whereby the whole or part of the chargeable gain that would be deemed to accrue to Hyprotech UK Limited or Advanced Systems Consultants Limited (as the case may be) on the deemed sale under section 179 TCGA as a result of the Covenantor entering the Agreement is deemed to accrue to the Covenantor (or such other member of the Covenantor's Group as the Covenantor may specify).

9.       MITIGATION OF LIABILITY

9.1 The Covenantor may by notice in writing to the Purchaser reduce or eliminate any liability which the Covenantor would, apart from this clause 9.1, have under this deed or under the Agreement for breach of any of the Taxation Warranties by surrendering or procuring the surrender to the Company of Group Relief or a Taxation Benefit, or an overpayment of corporation tax (or its overseas equivalent) (without the Purchaser or the Company being liable to make any payment in consideration for such surrender) and the Covenantor's liability under this deed or for breach of any of the Taxation Warranties will be reduced or eliminated to the extent of the amount of Taxation reduced or eliminated by such surrender. To the extent that it is lawfully permitted to do so, the Purchaser will procure that the Company takes all such steps, including (without limitation) making and giving all such claims and consents, as the Covenantor may reasonably request to effect any such surrender and delivers to the Covenantor a certificate from the Auditors confirming that such Group Relief, or overpayment of corporation tax has been so surrendered and such surrenders and consents so made.

10.      SAVINGS, REPAYMENTS AND OVERPROVISIONS

10.1 If, at the Covenantor's request and expense, the Auditors certify that the Company has obtained a Saving or a Repayment or that an Overprovision has been made, the Saving, Repayment or Overprovision (as the case may be) will be applied as follows:

         10.1.1 first, the amount of the Saving, Repayment or Overprovision will be set off against any payment then due from the Covenantor under this deed or for breach of any of the Taxation Warranties;

         10.1.2 to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment made by the Covenantor under this deed or for breach of any of the Taxation Warranties (to the extent not previously refunded under this clause 10) up to the amount of such excess; and

         10.1.3 to the extent that the excess referred to in clause 10.1.2 above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment which becomes due from the Covenantor under this deed or for breach of any of the Taxation Warranties.

10.2 In determining whether or not the Company has obtained a Saving or a Repayment or whether or not an Overprovision has been made and, if so, the amount, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

10.3 The Purchaser will inform the Covenantor as soon as reasonably practicable after it



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         or the Company becomes aware that the Company may obtain a Saving or a
         Repayment or that there may be an Overprovision.

10.4 Where any such certification as is mentioned in paragraph 10.1 above has been made, the Covenantor or the Purchaser may (at their own expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

10.5 If the Auditors certify under paragraph 10.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 10.1 as the amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as practicable by the Covenantor or the Purchaser, as the case may be.

10.6 Where the Purchaser has informed the Covenantor pursuant to clause 10.3 that the Company may obtain a Repayment, provided that the Covenantor indemnifies the Company, the Purchaser and all other members of the same group of companies as the Purchaser to the reasonable satisfaction of the Purchaser against all losses, costs, damages and expenses which may be incurred thereby, the Purchaser will procure that the Company, at the Covenantor's cost and expense, takes such action as the Covenantor may reasonably and promptly request to recover such Repayment.

10.7 The action which the Covenantor may request the Company to take under clause 10.6 does not include:

         10.7.1 any action which the Purchaser considers to be materially prejudicial to the business or Taxation affairs of the Company, the Purchaser or any other members of the same group of companies as the Purchaser or to which the Purchaser objects on any other reasonable ground; or

         10.7.2 allowing the Covenantor to undertake the conduct of any action necessary to effect recovery of the amount in question.

11.      PURCHASER'S COVENANT

11.1 The Purchaser covenants with the Covenantor to pay to the Covenantor an amount equal to any liability of the Covenantor to Taxation under section 767A or 767AA Taxes Act in connection with an Event occurring in the accounting period of Hyprotech UK Limited or Advanced Systems Consultants Limited (as the case may be) current at Completion or in any earlier accounting period and arising as a result of Hyprotech UK Limited or Advanced Systems Consultants Limited (as the case may be) failing to discharge such liability together with any losses, costs, fees or expenses incurred by the Covenantor in connection with such liability.

11.2 Clause 11.1 shall not apply to any Liability to Taxation in respect of which the Purchaser is entitled to bring a claim against the Covenantor under this deed or the Taxation Warranties.

11.3 The Covenantor covenants with the Purchaser that it shall make no claim under clause 11.1 above to the extent that it has recovered the Taxation in question under section 767B(2) Taxes Act and to the extent that it recovers any amount under clause 11.1


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         above it shall not seek to recover payment under section 767B(2) Taxes
         Act.

11.4 The Purchaser shall subject to clauses 11.2 and 11.3 make payment to the Purchaser under clause 11.1 within 15 Business Days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Purchaser.

12.      VAT GROUP

12.1 Advanced Systems Consultants Limited and Hyprotech UK Limited are members of a VAT group ("The VAT Group") of which the Covenantor is the representative member.

12.2 Forthwith after Completion the Covenantor, shall, if it has not already done so, make an application to H M Customs & Excise for the exclusion of Advanced Systems Consultants Limited and Hyprotech UK Limited from The VAT Group, and the Covenantor shall use its reasonable endeavours to ensure that such application takes effect from Completion or, if later, the earliest date which H M Customs & Excise will allow ("The Leaving Date").

12.3 The Purchaser will procure that Advanced Systems Consultants Limited and Hyprotech UK Limited provide the Covenantor with all information relating to Advanced Systems Consultants Limited and Hyprotech UK Limited required for the purposes of the preparation of the VAT return of The VAT Group in respect of any period that Advanced Systems Consultants Limited and Hyprotech UK Limited are or have been members of that VAT Group.

12.4 The Purchaser will procure that Advanced Systems Consultants Limited and Hyprotech UK Limited pay to the Covenantor an amount equal to:

         12.4.1 the amount of VAT for which the Covenantor is obliged to account to HM Customs and Excise in respect of supplies, acquisitions or importations made or deemed to be made by Advanced Systems Consultants Limited and Hyprotech UK Limited during any period that Advanced Systems Consultants Limited and Hyprotech UK Limited remain in The VAT Group; after deducting

         12.4.2 an amount equal to all credit allowable in respect of supplies made to Advanced Systems Consultants Limited and Hyprotech UK Limited during the same period by reference to input tax incurred or deemed to be incurred by Advanced Systems Consultants Limited and Hyprotech UK Limited;

         provided that if the amount determined under clause 12.4.2 exceeds the amount determined under clause 12.4.1 the Covenantor will pay to Advanced Systems Consultants Limited and Hyprotech UK Limited an amount equal to that excess. Any amount payable under this clause 12.4 shall be paid by no later than the due date for payment of VAT in respect of the relevant period.

12.5 The Covenantor will, in respect of any period up to The Leaving Date, correctly account for VAT in respect of Advanced Systems Consultants Limited's and Hyprotech UK Limited's supplies and their entitlement to input tax and submit the VAT return of The VAT Group, within the requisite time period for so doing together with payment for the appropriate amount as represented on the VAT return (subject, in respect of any payment due from Advanced Systems Consultants Limited and


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         Hyprotech UK Limited in accordance with the above provisions, to the receipt of the same from Advanced Systems Consultants Limited and Hyprotech UK Limited).

12.6 The Covenantor will afford the Purchaser, Advanced Systems Consultants Limited and Hyprotech UK Limited and their representatives, agents and employees access on reasonable notice to all material information and documents relating to The VAT Group and relating to a period during which Advanced Systems Consultants Limited and Hyprotech UK Limited have been or remain members of The VAT Group and keep all relevant records for such period as may be required by law.

13.      TAX RETURNS FOR PERIODS BEFORE AND INCLUDING COMPLETION

13.1 The Covenantor shall procure that the Purchaser is promptly sent a copy of any communication from any Taxation Authority insofar as it relates to or impacts upon the Taxation affairs of the Company for the accounting period beginning before and ending on or after Completion.

13.2 Subject to the provisions of clause 12, the Covenantor shall afford or procure that there is afforded to the Company or its duly authorised agents such information and assistance as the Purchaser or the Company or its duly authorised agents may reasonably request for the purpose of preparing, submitting and agreeing the Taxation returns of the Company for the accounting period beginning before and ending on or after Completion.

13.3     The Covenantor or its duly authorised agents will (subject to clause
         13.11 below, at the Company's cost and expense) prepare the corporation tax returns and computations of the Company for all accounting periods ended before Completion, to the extent that they have not been prepared before Completion.

13.4 At least 20 Business Days before any such returns or computations are due to be submitted to the relevant Taxation Authority, the Covenantor will submit them to the Purchaser (or its duly authorised agents) for review, and the Purchaser will procure that the Company causes the returns and computations mentioned in clause 13.3 to be authorised, signed and submitted to the Company's Inspector of Taxes without amendment or with such amendments as the Purchaser may reasonably require.

13.5     The Covenantor or its duly authorised agents will (subject to clause
         13.11 below, at the Company's cost and expense) prepare all documentation and deal with all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended before Completion. The Covenantor will inform the Purchaser of all material matters relating to the agreement of such corporation tax returns with the Company's Inspector of Taxes and will provide the Purchaser with copies of all material correspondence and other documents relating thereto. Furthermore, no such material matters will be agreed with the Company's Inspector of Taxes without the Purchaser's written agreement (such agreement not to be unreasonably withheld or delayed).

13.6 The Purchaser will procure that the Company affords the Covenantor or its duly authorised agents such access to the Company's books, accounts and records as is reasonable to enable the Covenantor or its duly authorised agents to prepare the corporation tax returns and computations of the Company for all accounting periods ended before Completion and conduct matters relating to them in accordance with this clause 13.


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13.7     The Purchaser will procure that the Company keeps the Covenantor fully informed of its Taxation affairs in respect of the accounting period beginning before and ending on or after Completion to the extent that the Covenantor may be liable under this Deed or for breach of any of the Taxation Warranties in relation thereto, and will not submit or agree any return or computation to any Taxation Authority for such period to the extent that the Covenantor may be liable under this Deed or for breach of any of the Taxation Warranties in relation thereto without taking account of the Covenantor's reasonable comments (such comments not to be unreasonably withheld or delayed).

13.8 The Purchaser will procure that the Company promptly makes or gives such claims, elections, surrenders and consents in relation to Taxation for all accounting periods of the Company ended before Completion as the Covenantor reasonably requests in writing, including (without limitation) the carry forward, carry back, acceptance or surrender of or any claim or election in relation to any Covenantor's Relief, and generally does all such things as may reasonably be necessary to give effect to such claims, elections, surrenders or consents.

13.9 Neither the Company nor the Purchaser shall be required to take any action under this clause 13 which has or is likely to have any materially adverse effect on the future liability to Taxation of the Company or the Purchaser unless the submission, agreement or settlement thereof has been taken into account in preparing the Accounts.

13.10 Neither the Company nor the Purchaser shall be required to take any action under this clause 13 which in the Purchaser's reasonable opinion is false, incomplete, inaccurate or misleading in any respect but neither the Purchaser nor the Company shall be under any obligation to the Covenantor to make any enquiry as to the completeness or accuracy thereof and they shall be entitled to rely entirely on the Covenantor and/or its agents.

13.11 In the event that the sum of the costs and expenses incurred by each of the Hyprotech Companies in accordance with clauses 13.3 and 13.5 exceeds, in total, (pound)30,000, the Covenantor hereby covenants to pay the excess to the Purchaser.

14.      TIME LIMITATION

14.1 The Covenantor will not be liable under this deed in respect of a Liability to Taxation of the Company or under the Agreement for breach of any Taxation Warranty unless within the Respective Time Limit the Purchaser has given notice, containing the information specified in clause 6.1, to the Covenantor of any Claim relating to such Liability to Taxation and unless legal proceedings are commenced and served on the Covenantor within 6 months of such notice PROVIDED THAT this clause
         14.1 shall not apply in respect of any Liability to Taxation that involves fraud, wilful default or negligence alleged by any Taxation Authority.

14.2 The liability of the Covenantor under this deed shall be limited in accordance with paragraph 2.1 of Schedule 6 of the Agreement (and for the avoidance of doubt, no other paragraph or clause of the Agreement (or of any Schedule to the Agreement) shall apply to limit the liability of the Covenantor under this deed).

15.      SALE OF STOCK OF UNITED STATES COMPANIES

15.1 The Purchaser and Covenantor agree that with regards to the sale of the US Shares by the US Sellers to Purchaser, the following provisions of Clause 15 will apply




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         notwithstanding anything else in this Tax Deed to the contrary.

15.2     Purchaser and Covenantor agree as follows:

         15.2.1 The US Parent will include the income, gain and loss of the US Companies on US Parent's consolidated federal income tax return for all tax periods through and including the date of Completion and pay any federal income taxes attributable to such income, gain or loss. The income, gain and loss of the US Companies will be included in the Purchaser's consolidated federal income tax return for all tax periods after the date of Completion. The income, gain and loss of the US Companies will be apportioned to the period up to and including the date of Completion and the period after the date of Completion by closing the books of the US Companies as of the date of Completion. US Parent and Purchaser will not exercise any option or election (including any election to ratably allocate a tax year's items under United States Treasury
                  Regulation ss.1.1502-76(b)(2)(ii)) to allocate tax items in a manner inconsistent with a closing of the books method.

         15.2.2 The US Parent shall have the right to reattribute such net operating loss carryovers and net capital loss carryovers of the US Companies (to the extent that they exist) that do not exceed any loss recognized by US Sellers on the sale of the US Companies that are otherwise disallowed under United States Treasury Regulation ss.1.1502-20(g). At Covenantor's or US Parent's request, Purchaser will cause any of the US Companies and their subsidiaries to join with US Parent or US Seller in filing any necessary elections under United States Treasury Regulation ss.1.1502-20(g).

         15.2.3 The Purchaser agrees to make an election under Code Section 1.1502-21(b)(3) to waive the carryback period and to only carryforward any net operating losses incurred by the US Companies for any tax period after the date of Completion.

         15.2.4 The Purchaser shall be liable for and pay any and all transfer taxes arising in connection with the transfer of the US Shares and shall indemnify, defend and hold Covenantor and US Seller harmless against any and all such transfer taxes.

16.      WITHHOLDING TAX

16.1 For the purposes of clauses 16.3 and 16.4, "Amount X" shall be C$581,067, being an amount of withholding tax that Hyprotech Limited has paid to the Canadian tax authorities prior to Completion as a result of payments made by Hyprotech Limited to the Covenantor on or prior to Completion where such withholding was not made by Hyprotech Limited in respect of and at the time of such payments (more particularly described in paragraph 22.1 of the Disclosure Letter).

16.2 For the purposes of clauses 16.3 and 16.4, "Amount Y" shall be the amount equal to the amount of any withholding tax that is paid by the Covenantor to the UK Inland Revenue in respect of any payment made by the Covenantor to Hyprotech Limited on or prior to Completion where such withholding was not made by the Covenantor in respect of and at the time of such payment.

16.3 In the event that Amount X exceeds Amount Y, the excess of Amount X over Amount Y shall be paid from the Covenantor to Hyprotech Limited within 5 Business days of the determination of Amount Y.

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
16.5 In the event that Amount Y exceeds Amount X, the excess of Amount Y over Amount X shall be paid from Hyprotech Limited to the Covenantor PROVIDED THAT Hyprotech Limited shall only make payment under this clause as and when, and to the extent that, either:

         16.5.1 it receives a repayment of withholding tax from the UK Inland Revenue which has been paid to the UK Inland Revenue by the Covenantor in respect of any payment that falls within clause 16.2, or

         16.5.2 an Actual Liability to Taxation of Hyprotech Limited is reduced or eliminated (or would have been reduced or eliminated but for any cessation of the business of Hyprotech Limited) by virtue of the withholding tax paid by the Covenantor to the UK Inland Revenue being allowed by the Canadian tax authorities as a deduction or credit against such Actual Liability to Taxation (assuming for this purpose that, to the extent that Hyprotech Limited is entitled at its own discretion to use such deduction or credit (on the one hand) or another Relief (on the other hand), such deduction or credit is used in priority to such other Relief), and PROVIDED FURTHER THAT no payment shall be made from Hyprotech Limited to the Covenantor to the extent that the excess of Amount Y over Amount X exceeds (pound)350,000.

16.5 For the purposes of clause 16.4 above, the Purchaser will procure that Hyprotech Limited will make all reasonable efforts to ensure that credit or repayment is received from the Canadian Tax Authorities or the UK Inland Revenue (as the case may be).

16.6 For the avoidance of doubt, this clause 16 shall be with out prejudice to any right of the Purchaser to recover any amount in respect of withholding tax payable by Hyprotech Limited (or interest or penalties in relation thereto) pursuant to clause 3 of this Deed.

17.      GENERAL

17.1 Clauses 12 (General), 15 (Notices) and 16 (Governing Law) to the Agreement shall apply to this deed as if set out herein.

17.2 All payments by the Covenantor under this deed shall be regarded as repayments by the Covenantor of the consideration paid by the Purchaser for the acquisition of the Shares.

IN WITNESS of which the parties have executed this deed on the date set out above



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
SIGNED and delivered as a deed by
AEA TECHNOLOGY PLC acting by
two Directors or a Director and the
Company Secretary:

DIRECTOR
Signature         :
Name              :


DIRECTOR/COMPANY
SECRETARY
Signature         :
Name              :


SIGNED and delivered as a deed by
ASPEN TECHNOLOGY, INC. acting
by:

TITLE
Signature         :
Name              :

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                                   SCHEDULE 18







                            [Intentionally Omitted]

                                   SCHEDULE 19







                            [Intentionally Omitted]

SIGNED by                                  )

duly authorised for and on behalf of       )

AEA TECHNOLOGY PLC in the presence         )

of:                                        )





Witness signature:

Name:

Address:

Occupation:



SIGNED by  /s/ Mary A. Palermo             )
          ---------------------------------

duly authorised for and on behalf of       )

ASPEN TECHNOLOGY, INC.                     )

in the presence of:                        )



Witness signature: /s/ Cecilia Hamlin
                   ------------------------
Name: Cecilia Hamlin

Address: Ten Canal Park, Cambridge, MA 02141

Occupation: Executive Assistant